Exhibit 10.17

CONFIDENTIAL	EXECUTION COPY

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

ASSIGNMENT, SUBLICENSE AND COLLABORATION AGREEMENT

by and between

PHARMAENGINE, INC.

and

MERRIMACK PHARMACEUTICALS (BERMUDA) LTD.

Exhibits

Exhibit A — Licensed Compound

Exhibit B-1 — [**] Clinical Trial

Exhibit B-2 — [**] Clinical Trial

Exhibit B-3 — [**] Clinical Trial

Exhibit C — Specifications

Exhibit D — Initial Development Plan

Exhibit E — PEI Regulatory Documentation Outside of PEI Territory

Exhibit F-1 — MERRIMACK Press Release

Exhibit F-2 — PEI Press Release

ASSIGNMENT, SUBLICENSE AND COLLABORATION AGREEMENT

This Assignment, Sublicense and Collaboration Agreement (this “Agreement”), dated the 5th day of May, 2011 (the “Effective Date”), is by and between PharmaEngine, Inc., a company organized and existing under the laws of the Republic of China with its principal offices at 16F, 237, Sung-Chiang Road, Taipei, Taiwan 104, Republic of China (“PEI”), and Merrimack Pharmaceuticals (Bermuda) Ltd., a company organized and existing under the laws of Bermuda with an address of c/o Appleby Services (Bermuda) Ltd., Canon’s Court, 22 Victoria Street, Hamilton, HM EX, Bermuda (“MERRIMACK”).

INTRODUCTION

1.                                       PEI and Hermes BioSciences, Inc. (“Hermes”), a California corporation that was later acquired by and merged with and into Merrimack Parent (as defined below) prior to the Effective Date, entered into a License Agreement dated September 26, 2005 (the “2005 License Agreement”) pursuant to which PEI received a license to develop and commercialize the Licensed Compound and the Licensed Product (each as defined below) in Europe and certain countries in Asia.

2.                                       PEI wishes to assign PEI’s rights and obligations under the 2005 License Agreement to MERRIMACK, and MERRIMACK wishes to assume PEI’s rights and obligations under the 2005 License Agreement.

3.                                       MERRIMACK and PEI wish to enter into this Agreement pursuant to which MERRIMACK will grant PEI a license under the MERRIMACK Licensed Technology (as defined below) to Develop and Commercialize (each as defined below) the Licensed Compound and the Licensed Product in the PEI Territory (as defined below) and PEI will grant MERRIMACK a license under the PEI Licensed Technology (as defined below) to Develop and Commercialize the Licensed Compound and the Licensed Product outside the PEI Territory.

4.                                       MERRIMACK and PEI will collaborate on certain Development activities related to the Licensed Compound and the Licensed Product on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, MERRIMACK and PEI agree as follows:

Article I

Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1                                      “Accounting Standards”.  Accounting Standards means, (a) with regard to MERRIMACK, US generally accepted accounting principles, and (b) with regard to PEI, for matters arising through December 31, 2011, Republic of China accounting standards and for matters arising after January 1, 2012, international financial reporting standards, in each case as consistently applied.

Section 1.2                                      “Affiliate”.  Affiliate means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party.  For purposes of this Section 1.2, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such Person, or (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.3                                      “Annual Net Sales”.  Annual Net Sales means aggregate Net Sales of the Licensed Compound or the Licensed Product by MERRIMACK or its Affiliates or sublicensees in the MERRIMACK Territory in any Calendar Year or, with regard to the first and last years of the Term, the portion of such Calendar Year during which this Agreement is in effect.

Section 1.4                                      “Bankruptcy Code”.  Bankruptcy Code means 11 U.S.C. §§ 101-1330 of the United States Code, as amended, and similar laws governing bankruptcy and insolvency in countries outside the United States.

Section 1.5                                      “Business Day”.  Business Day means a day on which banking institutions in Boston, Massachusetts and Taipei, Taiwan are open for business, excluding any Saturday or Sunday.

Section 1.6                                      “Calendar Quarter”.  Calendar Quarter means a calendar quarter ending on the last day of March, June, September or December.

Section 1.7                                      “Calendar Year”.  Calendar Year means a period of time commencing on January 1 and ending on the following December 31.

Section 1.8                                      “Clinical Trial”.  Clinical Trial means any human clinical trial, including any Phase I Clinical Study, Phase II Clinical Study, Phase III Clinical Study or Phase IV Clinical Study.

Section 1.9                                      “Commercially Reasonable Efforts”.  Commercially Reasonable Efforts means, with respect to the performing Party, exerting such efforts and employing such resources on a consistent basis throughout the Term as would normally be exerted or employed by a company of comparable size and resources with expertise in developing similar products for a product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into account the competitiveness of the relevant marketplace, the patent, intellectual property and development positions of Third Parties, the applicable regulatory situation, the commercial viability of the product and other relevant development and commercialization factors based upon then-prevailing conditions, but excluding from consideration any financial obligations of one Party to the other under this Agreement.

Section 1.10                                “Commercialization” or “Commercialize”.  Commercialization or Commercialize means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing or selling a product.

Section 1.11                                “Confidential Information”.  Confidential Information means all Know-How or other confidential or proprietary information of a Party that is disclosed (whether in written, graphic, oral, electronic or other form) by or on behalf of such Party to the other Party pursuant to this Agreement, including information regarding a Party’s technology, products, business, business plans, financial status, biological substances, chemical substances, formulations, techniques, methodology, equipment, sources of supply and patent positioning.

Section 1.12                                “Control” or “Controlled”.  Control or Controlled means with respect to any Know-How, Patent Right or other intellectual property right, the possession (whether by license (other than pursuant to this Agreement), ownership, control over an Affiliate with such a license or ownership, or otherwise) by a Party of the ability to grant to the other Party access or a license as provided herein without violating the terms of any agreement or arrangement with any Third Party existing before or after the Effective Date; provided, however, that any Know-How or Patent Rights licensed or acquired by a Party after the Effective Date pursuant to an agreement with a Third Party shall be deemed to be Controlled by such Party only if the other Party agrees to assume any financial obligations arising from the sublicensing thereof to such other Party in accordance with Section 4.5.

Section 1.13                                “Cover”, “Covering” or “Covered”.  Cover, Covering or Covered means, with respect to a Patent Right, that, but for a license granted to a Party under a Valid Claim included in such Patent Right, the practice, manufacture, use, offer for sale, sale, or importation by such Party of any invention claimed in such Patent Right would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

Section 1.14                                “CPT-11”.  CPT-11 means irinotecan, including salts thereof.

Section 1.15                                “Development” or “Develop”.  Development or Develop means non-clinical and clinical research and drug development activities, including toxicology, pharmacology and other discovery efforts, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, preclinical studies, animal studies, Clinical Trials and other clinical studies (including pre- and post-approval studies and investigator sponsored clinical studies), regulatory affairs, and Regulatory Approval and clinical study regulatory activities (excluding regulatory activities directed principally to obtaining pricing and reimbursement approvals).

Section 1.16                                “Development Costs”.  Development Costs means the costs and expenses incurred by or on behalf of a Party attributable to, or reasonably allocable to, the Development of the Licensed Compound or the Licensed Product and that are materially consistent, as applicable, with the Development Plan (including the budget for Development activities included in the Development Plan).  Except to the extent such costs are built into the FTE Rate, Development Costs shall not include costs and expenses that are allocable to or in respect of management, financial, legal or business development personnel.  “Development Costs”, to the extent covered by the Development Plan, shall include:

(a)                            the costs of Clinical Trials (including all costs of insurance), the preparation, collation and validation of data from such Clinical Trials and the preparation of medical writing and publishing;

(b)                           the FTE costs of the relevant Party or its Affiliates with respect to any of the matters specified in clause (a);

(c)                            all Out-of-Pocket Costs incurred by the Parties or their Affiliates, including payments made to Third Parties with respect to any of the matters specified in clause (a) (except to the extent that such costs have been included in FTE costs);

(d)                           Regulatory Expenses;

(e)                            the cost of contract research organizations (CROs); and

(f)                              the Manufacturing Costs of clinical supplies.

Section 1.17                                “Development Plan”.  Development Plan means the plan for the Development of the Licensed Compound and the Licensed Product in the MERRIMACK Territory and the PEI Territory (other than Development activities conducted by PEI pursuant to Section 4.2(b)(iii)) attached to this Agreement as Exhibit D, as prepared, updated and amended from time to time in accordance with Section 3.1(b), Section 3.2(b), Section 4.1(b), Section 4.2(b) and Section 4.2(c).

Section 1.18                                “Development Program”.  Development Program means the Development activities of the Parties directed to the Licensed Compound and the Licensed Product and undertaken in accordance with the Development Plan.

Section 1.19                                “DOH”.  DOH means the Department of Health, Executive Yuan, R.O.C. or any successor agency thereto having the same or similar functions.

Section 1.20                                “EMA”.  EMA means the European Medicines Agency or any successor agency thereto having the same or similar functions.

Section 1.21                                “EU”.  EU means the European Union, as it may be constituted from time to time.

Section 1.22                                “Executive Officers”.  Executive Officers mean the Chief Executive Officer of MERRIMACK (or a senior executive officer of MERRIMACK designated by the Chief Executive Officer of MERRIMACK) and the Chief Executive Officer of PEI (or a senior executive officer designated by the Chief Executive Officer of PEI).

Section 1.23                                “FDA”.  FDA means the United States Food and Drug Administration or any successor agency thereto having the same or similar functions.

Section 1.24                                “Field”.  Field means all human and veterinary fields of use, including therapeutic, prophylactic, palliative and diagnostic uses in all possible indications.

Section 1.25                                “First Commercial Sale”.  First Commercial Sale means, with respect to the Licensed Product in a given country, the date on which the Licensed Product is first sold following Marketing Authorization of the Licensed Product in such country (or, in a country in which no Marketing Authorization is required, the date on which the Licensed Product is first sold) by, on behalf of or under the authority of MERRIMACK or any of MERRIMACK’s Affiliates or sublicensees (other than PEI) in arm’s-length transactions to Third Parties (but not including sales relating to transactions among MERRIMACK and MERRIMACK’s Affiliates and sublicensees).

Section 1.26                                “FTE”.  FTE means a full time equivalent person year (consisting of a total of [**] hours per year) of scientific or technical work or scientific or technical managerial work on or directly related to activities undertaken by a Party hereunder.

Section 1.27                                “FTE Rate”.  FTE Rate means $[**] per FTE, increased or decreased annually on January 1 of each year, commencing with January 1, 2012, by the percentage increase or decrease in the Consumer Price Index (“CPI”) as of the then-most-recent December 31 over the CPI as of December 31, 2010.  As used in this Section 1.27, Consumer Price Index or CPI means the Consumer Price Index — Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

Section 1.28                                “Generic Product”.  Generic Product means, with respect to the Licensed Product, on a country-by-country basis, a product (a) that contains the Licensed Compound (or equivalent as determined by the relevant Regulatory Authority); and (b) that has received Marketing Authorization in such country through a regulatory approval process by which the sponsor or the regulatory agency references the Licensed Product or relies, in whole or in part, upon the data supporting the Licensed Product and such product is considered a “generic” version of the Licensed Product (including any therapeutically equivalent or substitutable version of the Licensed Product and any extended-release version of the Licensed Product).  “Generic Product” shall not include any products sold or authorized for sale by MERRIMACK or its Affiliates or sublicensees, including through the granting of a Right of Reference or Use.

Section 1.29                                “IND”.  IND means an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA; (b) any non-US equivalent of a United States Investigational New Drug application; and (c) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.30                                “Joint Know-How”.  Joint Know-How means Know-How that is developed by one or more employees, agents or consultants of PEI (or any of its Affiliates) on the one hand, and one or more employees, agents or consultants of MERRIMACK (or any of its Affiliates), on the other hand, in the performance of activities under this Agreement.

Section 1.31                                “Joint Patent Rights”.  Joint Patent Rights means all Patent Rights that Cover any Joint Know-How.

Section 1.32                                “Joint Technology”.  Joint Technology means the Joint Know-How and Joint Patent Rights.

Section 1.33                                “Know-How”.  Know-How means any technical, scientific and business information, data and materials, including all biological, chemical, pharmacological, toxicological, preclinical, clinical, and assay information, data and materials, analyses, ideas, discoveries, inventions, methods, techniques, improvements, concepts, designs, processes, procedures, compositions, plans, formulae, specifications and trade secrets, whether or not patentable, including documents and other media (including paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM, trays and containers and any other media developed following the Effective Date) containing or storing any of the foregoing, including all Regulatory Documentation.

Section 1.34                                “Laws”.  Laws means all laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

Section 1.35                                “Licensed Compound”.  Licensed Compound means (a) the nanoliposomal formulation of CPT-11 known as PEP02 or MM-398, as more fully described on Exhibit A, and (b) any modification to such nanoliposomal formulation of CPT-11.

Section 1.36                                “Licensed Know-How”. Licensed Know-How means the MERRIMACK Know-How, Joint Know-How and PEI Know-How.

Section 1.37                                “Licensed Patent Rights”.  Licensed Patent Rights means the MERRIMACK Patent Rights, Joint Patent Rights and PEI Patent Rights.

Section 1.38                                “Licensed Product”.  Licensed Product means any pharmaceutical product including or comprising the Licensed Compound as an active ingredient.  For purposes of clarity, unless the context otherwise dictates, all references to “Licensed Product” shall include the Licensed Compound contained in the Licensed Product.

Section 1.39                                “Licensed Technology”.  Licensed Technology means the Licensed Patent Rights and Licensed Know-How.

Section 1.40                                “Major Asian Country”.  Major Asian Country means any of the People’s Republic of China, Japan, the Republic of Korea or Singapore.

Section 1.41                                “Major EU Country”.  Major EU Country means any of France, Germany, Italy, Spain or the United Kingdom.

Section 1.42                                “Manufacturing Costs”.  Manufacturing Costs means, as to a Party, such Party’s direct and identifiable internal and external costs of manufacturing, quality control testing, stability monitoring, re-release, relabeling, packaging and shipment (including insurance) of the Licensed Compound or the Licensed Product, consisting of the following:

(a)                            with regard to a Party’s internal costs, Manufacturing Costs shall consist of all FTE costs of such Party’s personnel engaged in manufacturing, quality control testing, stability monitoring, re-release, relabeling, packaging and shipment of the Licensed Compound or the Licensed Product, at the FTE Rate;

(b)                           with regard to a Party’s external costs and charges, Manufacturing Costs shall consist of the Out-of-Pocket Costs of suppliers of goods, including raw materials, and services, including contract manufacturing organizations (CMO), directly related to the manufacture, quality control testing, stability monitoring, re-release, relabeling, packaging and shipment (including insurance) of the Licensed Compound or the Licensed Product; and

(c)                            import and export duties, value added taxes and other taxes imposed upon and paid directly with respect to the sale or delivery of the Licensed Compound or the Licensed Product.

Section 1.43                                “Manufacturing Technology”.  Manufacturing Technology means Regulatory Documentation and other Know-How that are necessary or useful for a Party (or the Affiliate or Third Party manufacturer identified by such Party) to manufacture the Licensed Compound and Licensed Product, including manufacturing processes, analytical methods, specifications, protocols, assays, batch records, quality control data, transportation and storage requirements, and other manufacturing documentation or files.

Section 1.44                                “Marketing Authorization”.  Marketing Authorization means the authorization issued by the relevant Regulatory Authority (including, where required, any governmental price or reimbursement approvals or inclusion on the official list of reimbursable drugs, as applicable) necessary to commercially market the Licensed Product in any country or regulatory jurisdiction.  For clarification, Marketing Authorization does not include the approval or becoming effective of an IND.

Section 1.45                                “MERRIMACK Asia Territory”.  MERRIMACK Asia Territory means Democratic People’s Republic of Korea, Indonesia, Japan, Malaysia, People’s Republic of China, Republic of the Philippines, Republic of Korea, Singapore, Thailand and Vietnam.

Section 1.46                                “MERRIMACK Europe Territory”.  MERRIMACK Europe Territory means all countries in Europe, including Albania, Austria, Belarus, Belgium, Bosnia, Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Netherlands, Norway, Poland, Portugal, Romania, Russia, Serbia and Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine and the United Kingdom.

Section 1.47                                “MERRIMACK Know-How”.  MERRIMACK Know-How means all Know-How that (a) as of the Effective Date or during the Term is Controlled by MERRIMACK or any of its Affiliates which conduct Development activities related to the Licensed Compound or the Licensed Product; and (b) (i) is reasonably necessary or useful to Develop, manufacture or Commercialize the Licensed Compound or the Licensed Product or (ii) is used by MERRIMACK or any of its Affiliates in the Development, manufacture or Commercialization of the Licensed Compound or the Licensed Product; provided, however, that MERRIMACK Know-How specifically excludes Joint Know-How.  For purposes of clarity, the MERRIMACK Know-How includes Know-How included in the Hermes Intellectual Property (as defined in the 2005 License Agreement).

Section 1.48                                “MERRIMACK Licensed Technology”.  MERRIMACK Licensed Technology means MERRIMACK Know-How and MERRIMACK Patent Rights.

Section 1.49                                “Merrimack Parent”.  Merrimack Parent means Merrimack Pharmaceuticals, Inc., a Delaware corporation with its principal offices at One Kendall Square, Suite B7201, Cambridge, MA  02139-1670, USA.

Section 1.50                                “MERRIMACK Patent Rights”.  MERRIMACK Patent Rights means all Patent Rights that (a) as of the Effective Date and thereafter during the Term are Controlled by MERRIMACK or its Affiliates which conduct Development activities related to the Licensed Compound or the Licensed Product; and (b) Cover any MERRIMACK Know-How or the manufacture, use, offer for sale, sale or importation of the Licensed Compound or the Licensed Product; provided, however, that MERRIMACK Patent Rights specifically excludes Joint Patent Rights.  For purposes of clarity, the MERRIMACK Patent Rights include Patent Rights included in the Hermes Intellectual Property (as defined in the 2005 License Agreement).

Section 1.51                                “MERRIMACK ROW Territory”.  MERRIMACK ROW Territory means all areas outside the PEI Territory and the MERRIMACK Territory.

Section 1.52                                “MERRIMACK ROW Territory Breach”.  MERRIMACK ROW Territory Breach means (a) a breach by MERRIMACK of Section 8.4(b), Section 11.1 or Section 11.2, or (b) MERRIMACK’s use of PEI Licensed Technology outside the scope of the licenses granted under Section 8.2.

Section 1.53                                “MERRIMACK Territory”.  MERRIMACK Territory means the MERRIMACK Asia Territory and MERRIMACK Europe Territory, but excluding any Terminated Territory.

Section 1.54                                “NDA”.  NDA means an application submitted to a Regulatory Authority for marketing approval of a product, including (a) a New Drug Application or Biologics License Application filed with the FDA, or any successor applications or procedures; (b) any non-US equivalent of a United States New Drug Application or Biologics License Application; and (c) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.55                                “Net Sales”.  Net Sales means, with respect to the Licensed Product, the gross amount invoiced by MERRIMACK, its Affiliates or its sublicensees on sales of the Licensed Product to non-sublicensee Third Party customers in the MERRIMACK Territory, less the following deductions:

(a)                            Trade, cash or quantity discounts actually allowed and taken directly with respect to such sales, and amounts repaid or credited by reason of rebates, chargebacks and retroactive price reductions, in each case to the extent such discount, repayment and credit amounts are included in the amount invoiced;

(b)                           Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the production, sale, delivery or use of the Licensed Product (excluding taxes based on the income or profits of the selling party), to the extent such amounts are included in the amount invoiced, that are actually borne by the selling party without reimbursement from a Third Party;

(c)                            Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of refunds;

(d)                           Price concessions either mandated or negotiated with commercial or governmental payers;

(e)                            Invoiced amounts that MERRIMACK, its Affiliates or sublicensees write off as uncollectible (provided that the relevant selling party follows commercially reasonable invoicing and collections processes and, if any such written off amounts are subsequently collected, such collected amounts shall thereupon be included in Net Sales); and

(f)                              Freight, insurance and other transportation charges incurred in shipping the Licensed Product to Third Parties, to the extent such amounts are included in the amount invoiced.

Such amounts shall be determined from the books and records of MERRIMACK, its Affiliates or its sublicensees, as applicable, maintained in accordance with the Accounting Standards that such Person consistently applies in preparing its financial statements.  Further, the total, aggregate amount of deductions under paragraphs (b), (c), (e) and (f) above with respect to any Licensed Compound or Licensed Product shall not exceed [**] percent ([**]%) of the selling price. Discounts, repayments, credits and concessions included in deductions under paragraphs (a) and (d) shall be limited to those allowed or granted in good faith by the selling party as part of its Commercialization and pricing strategy for the Licensed Product and that are, in each case, (i) consistent with such selling party’s past practice with regard to such Licensed Product and its practice with regard to its other products (to the extent the selling party has established such practices and allowing for commercially reasonable modifications of such practices over time), and (ii) not for the purpose of inducing the purchase or sale of products other than Licensed Products or Licensed Compound.

In the case of any sale of the Licensed Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on average sales price for the Licensed Product in the applicable country in the entire applicable Calendar Year.  Notwithstanding the foregoing, Net Sales shall not be imputed to transfers of Licensed Product for use in clinical trials or non-clinical Development activities, for bona fide charitable purposes or for compassionate use.

In the event that the Licensed Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Licensed Product when sold separately in finished form, and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred.

In the event that such average sale price cannot be determined for both the Licensed Product and all other products(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Licensed Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product.  In such event, MERRIMACK shall in good faith make a determination of the respective fair market values of the Licensed Product and all other pharmaceutical products included in the Combination Product, and shall notify the other Party of such determination and provide the other Party with data to support such determination.  The other Party shall have the right to review such determination and supporting data, and to notify MERRIMACK if it disagrees with such determination.  If the other Party does not agree with such determination and if the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be referred to the Executive Officers for resolution pursuant to Section 14.1 and, if the Executive Officers are unable to resolve such matter in accordance with Section 14.1, such matter shall be referred to binding arbitration for resolution pursuant to Section 14.2.

As used above, the term “Combination Product” means any pharmaceutical product that consists of (a) a Licensed Product and (b) one or more active ingredients that are not Licensed Products or a delivery device (whether such elements are combined in a single formulation and/or package, as applicable, or formulated and/or packaged separately but sold together for a single price).

Section 1.56                                “Ongoing Clinical Studies”.  Ongoing Clinical Studies means (a) the Phase II Clinical Study known as [**] sponsored by [**] which is described on Exhibit B-1; (b) the Phase I Clinical Study sponsored by [**], known as [**] which is described on Exhibit B-2; and (c) the Phase II Clinical Study sponsored by [**] known as [**] which is described on Exhibit B-3.  All statements regarding the status of the Ongoing Clinical Studies in such Exhibits reflect such status as of the Effective Date only.

Section 1.57                                “Out-of-Pocket Costs”.  Out-of-Pocket Costs means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or its Affiliates to Third Parties (other than employees of such Party or its Affiliates) that are specifically identifiable and incurred to conduct such activities for the Licensed Product and have been recorded in accordance with Accounting Standards normally used by such Party or its Affiliates.

Section 1.58                                “Party”.  Party means MERRIMACK or PEI; “Parties” means MERRIMACK and PEI.

Section 1.59                                “Patent Right(s)”.  Patent Right(s) means each and every patent and patent application in any country in the world, including utility patents, utility models, design patents and certificates of invention, and all divisionals, continuations, continuations-in-part, substitutions, provisionals, reissues, reexaminations, renewals, extensions (including any supplemental patent certificate) or additions to any such patent applications and patents and all counterparts of any of the foregoing in any country of the world.

Section 1.60                                “PEI Know-How”.  PEI Know-How means all Know-How that (a) as of the Effective Date or during the Term is Controlled by PEI or any of its Affiliates which conduct Development activities related to the Licensed Compound or the Licensed Product; and (b) (i) is reasonably necessary or useful to Develop, manufacture or Commercialize the Licensed Compound or the Licensed Product or (ii) is used by PEI or any of its Affiliates in the Development, manufacture or Commercialization of the Licensed Compound or the Licensed Product; provided, however, that PEI Know-How specifically excludes Joint Know-How.  Without limiting the generality of the foregoing, PEI Know-How includes all Know-How invented, discovered or developed by PEI prior to the Effective Date through the practice of the rights licensed to PEI under the 2005 License Agreement.

Section 1.61                                “PEI Licensed Technology”.  PEI Licensed Technology means PEI Know-How and PEI Patent Rights.

Section 1.62                                “PEI Patent Rights”.  PEI Patent Rights means all Patent Rights that (a) as of the Effective Date or during the Term are Controlled by PEI or any of its Affiliates which conduct Development activities related to the Licensed Compound or the Licensed Product; and (b) Cover any PEI Know-How or the manufacture, use, offer for sale, sale or importation of the Licensed Compound or the Licensed Product; provided, however, that PEI Patent Rights specifically excludes Joint Patent Rights.

Section 1.63                                “PEI Territory”.  PEI Territory means Taiwan.

Section 1.64                                “Person”.  Person means any natural person or any corporation, company, partnership, limited liability company, joint venture, firm, agency or other entity, including a Party.

Section 1.65                                “Phase I Clinical Study”.  Phase I Clinical Study means a Clinical Trial of a product, including the initial introduction of such product into humans, that generally meets the requirements of 21 C.F.R. § 312.21(a), as amended (or its successor regulation or comparable laws in countries outside the United States).

Section 1.66                                “Phase II Clinical Study”.  Phase II Clinical Study means a Clinical Trial that generally meets the requirements of 21 C.F.R. § 312.21(b), as amended (or its successor regulation or comparable laws in countries outside the United States) that is intended to support a preliminary determination as to whether a product is safe for its intended use, and to provide preliminary information about such product’s efficacy, in order to permit the design of further Clinical Trial(s), including pivotal Phase III Clinical Studies.

Section 1.67                                “Phase III Clinical Study”.  Phase III Clinical Study means, a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file an NDA to obtain Regulatory Approval to market the product, as further defined in 21 C.F.R. § 312.21(c) (or the non-United States equivalent thereof).

Section 1.68                                “Phase IV Clinical Study”.  Phase IV Clinical Study means a human clinical study initiated in a country for the Licensed Product in an approved indication after receipt of Regulatory Approval for the Licensed Product for such indication in such country.

Section 1.69                                “Prosecution and Maintenance” or “Prosecute and Maintain”.  Prosecution and Maintenance or Prosecute and Maintain means, with regard to a Patent Right, the preparation, filing, prosecution and maintenance of such Patent Right, including re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent Right, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent Right, and any appeals therefrom.  For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any enforcement actions taken with respect to a Patent Right.

Section 1.70                                “Regulatory Approval”.  Regulatory Approval means any and all approvals (including, where required, any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority necessary for the manufacture, use, storage, import, promotion, marketing and sale of a product in a country or jurisdiction, including Marketing Authorizations.  For clarification, Regulatory Approval does not include the approval or becoming effective of an IND.

Section 1.71                                “Regulatory Authority”.  Regulatory Authority means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, approval, manufacture, use, storage, import, promotion, marketing or sale of a product in a country, including the FDA, EMA or DOH.

Section 1.72                                “Regulatory Documentation”.  Regulatory Documentation means, with respect to the Licensed Compound or the Licensed Product, all INDs, NDAs, and other regulatory applications submitted to any Regulatory Authority, copies of Regulatory Approvals, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. §314.420 and any non-United States equivalents), and any other reports, records, regulatory correspondence, meeting minutes, telephone logs, and other materials relating to Regulatory Approval of the Licensed Compound or the Licensed Product (including any underlying safety and effectiveness data whether or not submitted to any Regulatory Authority), or required to manufacture, distribute or sell the Licensed Product including any information that relates to pharmacology, toxicology, chemistry, manufacturing and controls data, batch records, safety and efficacy, and any safety database required to be maintained for Regulatory Authorities.

Section 1.73                                “Regulatory Expenses”.  Regulatory Expenses means, with respect to the Licensed Compound or the Licensed Product, all FTE costs and Out-of-Pocket Costs incurred by or on behalf of a Party in connection with the preparation and filing of regulatory submissions for the Licensed Compound or the Licensed Product and obtaining of Regulatory Approvals.

Section 1.74                                “Right of Reference or Use”.  Right of Reference or Use means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and equivalent rights outside the United States.

Section 1.75                                “Royalty Term”.  Royalty Term means, on a country-by-country basis, the period of time beginning on the Effective Date and continuing until the later of (i) ten (10) years after the First Commercial Sale of the Licensed Product in such country, or (ii) May 2, 2024.

Section 1.76                                “SEC”.  SEC means the United States Securities and Exchange Commission.

Section 1.77                                “Solid Tumor Indication”.  Solid Tumor Indication means tumors or cancers of a particular tissue or organ type, regardless of severity or stage and regardless of the frequency or route of administration for which a Marketing Authorization may be filed or received. For example, tumors and cancers of the breast will be considered within the one single “solid tumor indication” of “breast cancer”, those of the colorectal region will be within the one single “solid tumor indication” of “colorectal cancer”, those of the stomach will be considered within the one single “solid tumor indication” of “gastric cancer”, and so on.

Section 1.78                                “Specifications”.  Specifications means the specifications for the Licensed Product attached hereto as Exhibit C, which specifications may be amended from time to time with the approval of the JMC.

Section 1.79                                “Sublicense Revenue”.  Sublicense Revenue means cash or cash equivalent consideration received by MERRIMACK or an Affiliate of MERRIMACK from a Third Party as consideration for a license or sublicense of rights to Develop and/or Commercialize the Licensed Compound or the Licensed Product in the MERRIMACK Territory; provided, however, that, if MERRIMACK or an Affiliate of MERRIMACK receives compensation in the form of development, regulatory or approval milestone payments based on the same development, regulatory or approval milestones on which the development, regulatory or approval milestone payments payable by MERRIMACK to PEI under this Agreement are based, Sublicense Revenue will include only the portion of such milestone payments in excess of the milestone payments payable by MERRIMACK to PEI under this Agreement based on the same milestones. In addition, Sublicense Revenue shall specifically exclude:

(a)          payments or reimbursements for the cost of MERRIMACK’s or its Affiliates’ research and development efforts for the Licensed Compound or the Licensed Product to be performed after the effective date of the applicable license or sublicense, accounted for at a reasonable and customary FTE rates (any excess over a reasonable and customary FTE rate shall be included in Sublicense Revenue) or in the form of external costs billed through on a pass-through basis with no markup;

(b)         royalties and sales milestone payments (or, in the case of a profit sharing deal structure, shares of net profits);

(c)          payments to MERRIMACK or its Affiliates of the purchase price of equity securities to the extent not exceeding the fair market value of such securities;

(d)         loan proceeds paid to MERRIMACK or its Affiliates by a licensee or sublicensee in  arm’s length debt financing on non-preferential commercial terms that are, other than amounts forgiven upon or following termination of the applicable licensee’s or sublicensee’s rights, subject to repayment by MERRIMACK or its Affiliates (any amount of such a loan forgiven by the lender for any reason other than termination of the applicable licensee’s or sublicensee’s rights shall be included in Sublicense Revenue); and

(e)          payment for material supplied by MERRIMACK or its Affiliates, including a reasonable and customary margin on such material (any excess over a reasonable and customary margin is included in Sublicense Revenue).

If MERRIMACK or an Affiliate of MERRIMACK receives consideration from a Third Party for a license or sublicense (x) of rights to Develop and/or Commercialize the Licensed Compound or the Licensed Product in both the MERRIMACK Territory and territories outside the MERRIMACK Territory, and/or (y) of rights to Develop and/or Commercialize the Licensed Compound or the Licensed Product in the MERRIMACK Territory and to Develop and/or Commercialize other compound(s) or product(s), then (1) such consideration shall be reasonably allocated by MERRIMACK between, as applicable, the MERRIMACK Territory and such other territories and/or the Licensed Compound and the Licensed Product and such other compound(s) and product(s), and the portion allocated to the Licensed Compound and the Licensed Product in the MERRIMACK Territory will be the proposed Sublicense Revenue for such Third Party agreement; and (2) MERRIMACK shall promptly notify PEI of, and provide PEI with a copy of, each such agreement with a Third Party, along with an explanation of any allocation with respect to the consideration under such Third Party agreement in accordance with the immediately preceding sentence.  If PEI does not agree with MERRIMACK’s allocation of such consideration, PEI shall provide MERRIMACK with written notice of PEI’s disagreement within [**] days after MERRIMACK notifies PEI of such allocation and PEI and MERRIMACK will negotiate and endeavor to agree in good faith on an allocation within [**] days after the date MERRIMACK receives such written notice.  If the Parties agree within such [**] day period, the Parties will use such agreed-upon allocation to determine the Sublicense Revenue for use in the calculation set forth in Section 9.5.  If despite good faith efforts the Parties are unable to agree upon such allocation within such [**] day period, then either Party may request that the allocation be determined by arbitration in accordance with Section 14.2, and, if the arbitrators determine that a different allocation is appropriate, the Parties will use the allocation determined by the arbitrators to determine the Sublicense Revenue for use in calculation set forth in Section 9.5.

For avoidance of doubt, (i) the upfront payment required under Section 9.1 is not considered a development, regulatory or approval milestone payment for purposes of this Section 1.79 and any upfront payment received by MERRIMACK or an Affiliate from a Third Party will not be reduced by such upfront payment required under Section 9.1 for purposes of calculating Sublicense Revenue; and (ii) if MERRIMACK or its Affiliate receives any development, regulatory or approval milestone payments based on different development, regulatory or approval milestones than the milestones on which the development, regulatory or approval milestone payments payable by MERRIMACK to PEI under this Agreement are based, the full amount of such milestone payments will be included in Sublicense Revenue.

Section 1.80                                “Taiwan”.  Taiwan means the Republic of China.

Section 1.81                                “Terminated Territory”.  Terminated Territory means, as applicable, (a) with respect to a termination of this Agreement pursuant to Section 13.3 or Section 13.4 that is limited to the MERRIMACK Europe Territory, the MERRIMACK Asia Territory and/or the MERRIMACK ROW Territory, but not all of them, the MERRIMACK Europe Territory, the MERRIMACK Asia Territory and/or the MERRIMACK ROW Territory, as applicable; or (b) with respect to a termination of this Agreement pursuant to Section 13.3 or Section 13.4 that applies to all of the MERRIMACK Europe Territory, the MERRIMACK Asia Territory and the MERRIMACK ROW Territory, all of the MERRIMACK Europe Territory, the MERRIMACK Asia Territory and the MERRIMACK ROW Territory.

Section 1.82                                “Terminated Territory Royalty Term”.  Terminated Territory Royalty Term means, on a country-by-country basis, the period of time beginning on the effective date of the termination of this Agreement with respect to a Terminated Territory and continuing until the expiration of the last Valid Claim of the MERRIMACK Patent Rights or Joint Patent Rights that Cover the manufacture, use, offer for sale, sale or importation of the Licensed Compound or the Licensed Product in such country.

Section 1.83                                “Third Party”.  Third Party means any Person other than a Party or any of its Affiliates.

Section 1.84                                “US” or “USA”.  US or USA means United States of America.

Section 1.85                                “Valid Claim”.  Valid Claim means (a) a claim of an issued patent that has not expired or been abandoned, or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period); or (b) a pending claim within a patent application which claim has not been revoked, cancelled, withdrawn or abandoned; provided that examination has been timely requested for such pending claim and it is otherwise being diligently prosecuted in an effort to have it allowed and granted in an issued patent.

Section 1.86                                Additional Definitions.  Each of the following definitions is set forth in the section of this Agreement indicated below:

Definitions	Section
1974 Convention	Section 16.1
2005 License Agreement	Preamble
Agreement	Preamble
Arbitration Request	Section 14.2(a)
Biological Materials	Section 4.6(a)
Breaching Party	Section 13.3
Claims	Section 15.1
Clinical Trial Target Date	Section 4.3(a)(ii)(A)
Combination Product	Section 1.55

Definitions	Section
Competitive Infringement	Section 10.3(a)
Effective Date	Preamble
Hermes	Preamble
Indemnified Party	Section 15.3(a)
Indemnifying Party	Section 15.3(a)
JDC	Section 3.2(a)
JMC	Section 3.3(a)
JSC	Section 3.1(a)
LCIA	Section 14.2(c)
Licensed Compound Information	Section 4.2(d)(i)
Licensing Party	Section 4.5
Losses	Section 15.1
MERRIMACK	Preamble
MERRIMACK Invalidity Claim	Section 10.5(a)
Non-Arbitrable Dispute	Section 14.1(b)
Non-Breaching Party	Section 13.3
PEI	Preamble
PEI Invalidity Claim	Section 10.5(b)
SDEA	Section 5.6
Severed Clause	Section 16.14
Step-In Patent Rights	Section 10.2(b)
Term	Section 13.1

Article II

Assignment and Assumption of the 2005 License Agreement

Section 2.1                                      Assignment of the 2005 License Agreement.  PEI hereby assigns and transfers to MERRIMACK all of PEI’s rights and obligations under the 2005 License Agreement.  PEI is released from all obligations, commitments and liabilities to be performed by PEI under the 2005 License Agreement before or after the Effective Date; except that, PEI will remain liable in accordance with the terms of Section 10.9 of the 2005 License Agreement for any Third Party claims against Merrimack Parent that relate to matters that occurred prior to the Effective Date; provided that PEI’s liability for any such Third Party Claims relating to any Ongoing Clinical Study will be limited to the insurance available to PEI to cover such claims.  Nothing in this Article II constitutes an assignment of any PEI Know-How or PEI Patent Rights.

Section 2.2                                      Assumption of the 2005 License Agreement.  Effective as of the Effective Date, MERRIMACK hereby (a) assumes and agrees to pay, perform and discharge when due all of the obligations, commitments and liabilities of PEI to be performed under the 2005 License Agreement on or after the Effective Date; (b) agrees to be bound in all respects by the 2005 License Agreement; and (c) agrees that, subject to the second sentence of Section 2.1, PEI is no longer bound by the 2005 License Agreement and that all of PEI’s rights and obligations with regard to the portion of the MERRIMACK Licensed Technology that is covered by the 2005 License Agreement are as set forth in this Agreement.  Without limiting the generality of the foregoing, MERRIMACK agrees that MERRIMACK will be solely liable to MERRIMACK Parent for any payments due under the 2005 License Agreement as a result of activities of PEI, its Affiliates or its sublicensees under this Agreement.

Article III

Governance; Decision-Making

Section 3.1                                      Joint Steering Committee.

(a)                            Formation and Membership.  Within [**] days after the Effective Date, MERRIMACK and PEI shall establish a joint steering committee (the “JSC”) to review, coordinate and provide overall strategic direction to their activities pursuant to the Development Plan.  The JSC shall be comprised of [**] representatives of MERRIMACK and [**] representatives of PEI with appropriate experience and level of decision-making authority.  Each Party may change any one or more of its representatives on the JSC at any time upon written notice to the other Party.  From time to time, the JSC may, in its discretion, establish one or more subcommittees or project teams to oversee particular projects or activities, as the JSC deems necessary or advisable.

(b)                           Responsibilities.  The JSC shall be responsible for:

(i)                               reviewing and approving changes to the initial Development Plan attached to the Agreement as Exhibit D recommended by the JDC, including all budgets relating to Development activities to be conducted by PEI hereunder;

(ii)                            periodically reviewing the Development Plan and suggesting or approving such updates or amendments to the Development Plan, including updates or amendments recommended by the JDC, as the JSC deems appropriate, including all budget amendments;

(iii)                          providing overall strategic direction with respect to Development activities conducted under the Development Plan;

(iv)                        overseeing the JDC, JMC and any subcommittees and the Parties’ progress in the conduct of activities under the Development Plan hereunder;

(v)                           attempting to resolve disputes arising under this Agreement at the JSC or that are referred to the JSC by the JDC, JMC and any subcommittees or either of the Parties (for clarity, the JSC shall not have the authority to resolve disputes between the Parties regarding whether a Party has fulfilled or breached any obligation under this Agreement); and

(vi)                        performing such other tasks and undertaking such other responsibilities as may be set forth in this Agreement.

(c)                            Administrative Matters.  The JSC shall appoint a chairperson from among its members, who shall be from MERRIMACK.  The chairperson shall be responsible for calling meetings of the JSC and for leading the meetings.  A JSC member of MERRIMACK shall serve as secretary of such meetings.  The secretary shall prepare and distribute to all members of the JSC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JSC, with the goal of distributing final approved minutes of each JSC meeting within thirty (30) days after the meeting.

(d)                           Decision-Making.  Each Party shall have one (1) vote on the JSC.  Both Parties must vote in the affirmative to allow the JSC to take any action that requires the approval of the JSC.  Decisions on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement.  The chairperson may convene a special meeting of the JSC in accordance with Section 3.1(f)(iii) for the purpose of resolving any disagreement at the JDC level or, if applicable, JMC level, or other disputes within the JSC’s jurisdiction, in case any of the foregoing represents a material issue the resolution of which cannot reasonably await until the next scheduled meeting of the JSC.  Notwithstanding the foregoing, provided that a meeting is called with at least [**] days prior notice, if one Party’s representatives fail to attend such meeting, the representatives of the Party attending such meeting shall have the right to decide any matters presented at such meeting.

(e)                            Dispute Resolution by Executive Officers.  If the JSC is unable to resolve any dispute within the responsibilities of the JSC specified in Section 3.1(b), or to unanimously agree on any matter set forth in clause (iii) below, within [**] days after one Party notifies the other Party in writing of a dispute, such dispute or other matter shall be referred to the Executive Officers for resolution pursuant to Section 14.1.  If the Executive Officers are unable to resolve any such matter that is within the responsibilities of the JSC pursuant to Section 14.1 then MERRIMACK shall have final decision-making authority with respect to all matters related to the (x) Development of the Licensed Compound or the Licensed Product and (y) Commercialization of the Licensed Compound or the Licensed Product outside the PEI Territory, provided that:

(i)                               MERRIMACK may not exercise its final decision-making authority to make a decision that [**] with the terms and conditions of this Agreement;

(ii)                            MERRIMACK may not exercise its final decision-making authority to make any decision regarding [**].

(iii)                         the following decisions must be decided [**], and MERRIMACK shall [**]:

(A)                        [**];

(B)                          resolve disputes regarding the Parties’ rights and obligations under this Agreement;

(C)                          [**] make a decision that is expressly stated in this Agreement to require [**] prior approval or consent, or the mutual agreement of the Parties; or

(D)                         otherwise expand [**] rights or reduce [**] obligations under this Agreement in connection with the Licensed Compound or the Licensed Product.

For clarity, if any of the matters in the foregoing clauses (A)-(D) are not decided [**], they shall be resolved as provided in Article XIV.

(f)                              Meetings.

(i)                               The JSC shall meet at least twice annually.  The location of JSC meetings shall be as determined by the chairperson, and may be held in person, alternating locations between the Parties, or by telephone conference call or by videoconference.

(ii)                            Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JSC.  In addition, each Party may, with the prior consent of the chairperson, invite a reasonable number of non-voting employees or officers, consultants or scientific advisors, to attend meetings of the JSC or the relevant portion thereof; provided that any such consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement.

(iii)                         The chairperson may also call a special meeting of the JSC for the purpose of resolving disputes in connection with, or for the purpose of reviewing or making a decision pertaining to, any material matter within the purview of the JSC, the examination or resolution of which cannot reasonably be postponed until the next scheduled JSC meeting, by providing written notice to the Parties.  Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

(iv)                        PEI may also call a special meeting of the JSC for the purpose of resolving disputes in connection with, or for the purpose of reviewing or making a decision pertaining to, any material matter within the purview of the JSC, the examination or resolution of which cannot reasonably be postponed until the next scheduled JSC meeting, by providing written notice to the Parties.  Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

Section 3.2                                      Joint Development Committee.

(a)                            Formation and Membership.  Within [**] days after the Effective Date, MERRIMACK and PEI shall establish a joint development committee (the “JDC”). The JDC shall be comprised of [**] representatives of MERRIMACK and [**] representatives of PEI, each of whom shall have appropriate experience and level of decision-making authority.  Each Party may change any one or more of its representatives on the JDC at any time upon written notice to the other Party.  From time to time, the JDC may, in its discretion, establish one or more project teams, to, upon mutual agreement of the Parties, implement and coordinate various aspects of the Development Plan or other elements of the collaboration hereunder, such as coordination of patent prosecution or enforcement matters as contemplated in Article X.

(b)                           Responsibilities.  The JDC shall be responsible for:

(i)                               reviewing, and recommending to the JSC for JSC review and approval, as appropriate, changes, updates and amendments to the initial Development Plan attached to this Agreement as Exhibit D, in each case as prepared in accordance with Section 4.1(b);

(ii)                             providing strategic direction with respect to non-clinical, clinical and manufacturing activities for the Licensed Compound and the Licensed Product;

(iii)                         overseeing the Development of the Licensed Compound and the Licensed Product in accordance with the Development Plan;

(iv)                        overseeing the progress of the Development Program and monitoring the Parties’ compliance with their respective obligations under the Development Plan, including the accomplishment of key objectives and reviewing, approving, providing strategic direction to and overseeing Development activities conducted by PEI pursuant to the Development Plan;

(v)                           reviewing protocols of Clinical Trials to be conducted by PEI in accordance with Section 4.2(b)(iii);

(vi)                        discussing, reviewing and approving a joint publication strategy with respect to the publication of results of Clinical Trials conducted by the Parties with respect to the Licensed Compound and the Licensed Product; and

(vii)                     performing such other tasks and undertaking such other responsibilities as may be set forth in this Agreement.

(c)                            Administrative Matters.  The JDC shall appoint a chairperson from among its members, who shall be from MERRIMACK.  The chairperson shall be responsible for calling meetings of the JDC and for leading the meetings.  A JDC member of MERRIMACK shall serve as secretary of such meetings.  The secretary shall prepare and distribute to all members of the JDC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JDC, with the goal of distributing final approved minutes of each JDC meeting within thirty (30) days after the meeting.

(d)                           Decision-Making.  Each Party shall have one (1) vote on the JDC.  Both Parties must vote in the affirmative to allow the JDC to take any action that requires the approval of the JDC.  Decisions on any matter may be taken at a meeting, by teleconference or videoconference or by written agreement.  If the JDC is unable to reach unanimous agreement on any matter within the JDC’s jurisdiction, then the matter shall be referred to the JSC for resolution in accordance with Section 3.1(b)(v) (subject to Section 3.1(e) and MERRIMACK’s final decision-making authority as to matters covered thereunder).  Notwithstanding the foregoing, provided that a meeting is called with at least [**] days prior notice, if one Party’s representatives fail to attend such meeting, the representatives of the Party attending such meeting shall have the right to decide any matters presented at such meeting.

(e)                            Meetings.

(i)                               Prior to the first dosing of the first subject in the first Phase III Clinical Study for the Licensed Compound, the JDC shall meet at least [**].  Thereafter, the JDC shall meet at least [**].  The location of JDC meetings shall be as determined by the chairperson, and may be held in person, alternating locations between the Parties, or by telephone conference call or by videoconference.

(ii)                            Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JDC.  If a Party’s representative is unable to attend a meeting, such Party may designate an alternate representative to attend such meeting in place of the absent representative.  In addition, each Party may, with the prior consent of the chairperson, invite a reasonable number of additional employees, consultants or scientific advisors, to attend the meetings of the JDC or the relevant portion thereof, provided that any such consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement.

(iii)                         The chairperson may also call a special meeting of the JDC for the purpose of resolving material disputes in connection with, or for the purpose of reviewing or making a material decision pertaining to, the implementation of the Development Plan, the examination or resolution of which cannot reasonably be postponed until the next scheduled JDC meeting, by providing written notice to the Parties.  Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

(iv)                        PEI may also call a special meeting of the JDC for the purpose of resolving disputes in connection with, or for the purpose of reviewing or making a decision pertaining to, any material matter within the purview of the JDC, the examination or resolution of which cannot reasonably be postponed until the next scheduled JDC meeting, by providing written notice to the Parties.  Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

Section 3.3                                      Joint Manufacturing Committee.

(a)                            Formation and Membership.  Within [**] days after the Effective Date, MERRIMACK and PEI shall establish a joint manufacturing committee (the “JMC”). The JMC shall be comprised of [**] representatives of MERRIMACK and [**] representatives of PEI, each of whom shall have appropriate experience and level of decision-making authority.  Each Party may change any one or more of its representatives on the JMC at any time upon written notice to the other Party.  From time to time, the JMC may, in its discretion, establish one or more project teams, to, upon mutual agreement of the Parties, implement and coordinate various aspects of the Manufacturing Technology transfer and such other matters within the JMC’s purview.

(b)                           Responsibilities.  The JMC shall be responsible for:

(i)                               overseeing and advising on the pre-clinical and clinical manufacture of the Licensed Compound and the Licensed Product;

(ii)                            overseeing the transfer of manufacturing responsibility from PEI to MERRIMACK under Section 6.1;

(iii)                         to the extent agreed by the Parties pursuant to Section 7.2, coordinating manufacture of the Licensed Product for Commercialization, including monitoring logistical strategies, capacity planning and inventory levels for the Licensed Product for Commercialization by PEI in the PEI Territory and by MERRIMACK outside the PEI Territory; and

(iv)                        providing a forum for the Parties to discuss any material quality-related issues concerning the Licensed Product.

(c)                            Administrative Matters.  The JMC shall appoint a chairperson from among its members, who shall be a representative of MERRIMACK.  The chairperson shall be responsible for calling meetings of the JMC and for leading the meetings.  A JMC member of MERRIMACK shall serve as secretary of such meetings.  The secretary shall prepare and distribute to all members of the JMC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JMC, with the goal of distributing final approved minutes of each JMC meeting within thirty (30) days after the meeting.

(d)                           Decision-Making.  Each Party shall have one (1) vote on the JMC.  Both Parties must vote in the affirmative to allow the JMC to take any action that requires the approval of the JMC.  Decisions on any matter may be taken at a meeting, by teleconference or videoconference or by written agreement.  If the JMC is unable to reach unanimous agreement on any matter within the JMC’s jurisdiction, then the matter shall be referred to the JSC for resolution in accordance with Section 3.1(b)(v) (subject to Section 3.1(e) and MERRIMACK’s final decision-making authority as to matters covered thereunder).  Notwithstanding the foregoing, provided that a meeting is called with at least [**] days prior notice, if one Party’s representatives fail to attend such meeting, the representatives of the Party attending such meeting shall have the right to decide any matters presented at such meeting.

(e)                            Meetings.

(i)                               The JMC shall meet at least [**] during each Calendar Quarter.  The location of JMC meetings shall be determined by the chairperson, and may be held in person, alternating locations between the Parties, or by telephone conference call or by videoconference.

(ii)                            Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JMC.  If a Party’s representative is unable to attend a meeting, such Party may designate an alternate representative to attend such meeting in place of the absent representative.  In addition, each Party may, at its discretion, invite a reasonable number of additional employees, and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of the JMC or the relevant portion thereof, provided that any such consultants or scientific advisors are bound by written obligations of confidentiality that are at least as stringent as those set forth in this Agreement.

(iii)                         The chairperson may also call a special meeting of the JMC for the purpose of resolving material disputes in connection with, or for the purpose of reviewing or making a material decision pertaining to, the manufacture of the Licensed Compound and/or the Licensed Product, the examination or resolution of which cannot reasonably be postponed until the next scheduled JMC meeting, by providing written notice to the Parties.  Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**] days after the date of such notice.

(iv)                        PEI may also call a special meeting of the JMC for the purpose of resolving disputes in connection with, or for the purpose of reviewing or making a decision pertaining to, any material matter within the purview of the JMC, the examination or resolution of which cannot reasonably be postponed until the next scheduled JMC meeting, by providing written notice to the Parties.  Such meeting shall be convened at such time as may be mutually agreed upon by the Parties, but in any event shall be held within [**]) days after the date of such notice.

Article IV

Development

Section 4.1                                      Overview; Development Plan.

(a)                            From and after the Effective Date, MERRIMACK shall, except as provided in Section 4.2, be responsible for Development of the Licensed Compound and the Licensed Product, including all costs and expenses relating thereto.

(b)                           Subject to and in accordance with the terms and conditions of this Agreement, including Section 4.2, the Parties shall collaborate on the Development of the Licensed Compound and the Licensed Product in accordance with the Development Plan.  The initial Development Plan agreed to by the Parties is attached to this Agreement as Exhibit D and updates and amendments to such initial Development Plan, shall be prepared by MERRIMACK, in consultation with PEI, shall be reviewed and approved by the JDC and JSC, shall be consistent with the terms and conditions of this Agreement and shall specify, among other things:

(i)                               Development objectives;

(ii)                            activities to be performed, including all Clinical Trials and Regulatory Approvals required for Commercializing the Licensed Product in the MERRIMACK Territory and PEI Territory;

(iii)                         the Party responsible for performance of an activity (provided that, except with respect to the Ongoing Clinical Studies, PEI shall only be assigned Development activities with the mutual agreement of the Parties);

(iv)                        associated budgets for the Development activities to be conducted by MERRIMACK and PEI;

(v)                           timelines for performance; and

(vi)                        specific deliverables.

(c)                            Each Party shall use Commercially Reasonable Efforts to perform its respective obligations under the Development Plan in accordance with the Development Plan and all applicable Laws.

(d)                           MERRIMACK shall be responsible for all costs of conducting the Development Program after the Effective Date (other than any activities conducted by PEI in accordance with Section 4.2(b)(iii)), including Manufacturing Costs, and shall pay PEI in accordance with Section 9.9 for Development Costs incurred by PEI in performing activities assigned to PEI under the Development Plan; provided the amounts involved are within the budget in the Development Plan for such activities.

Section 4.2                                      Certain Development Responsibilities of PEI.

(a)                      Ongoing Clinical Studies.  The Parties acknowledge and agree that (i) PEI shall be responsible for continuing to manage, and shall use Commercially Reasonable Efforts to complete, the Ongoing Clinical Studies in accordance with the Development Plan; and (ii) MERRIMACK shall bear the Development Costs associated with the conduct of the Ongoing Clinical Studies incurred after the Effective Date in accordance with Section 4.1(d).

(b)                           Development Activities in the PEI Territory.

(i)                               If (A) the Development Plan includes any Development activity(ies) to be conducted in the PEI Territory for the Development of the Licensed Compound or the Licensed Product and (B) the JSC reasonably determines in good faith that PEI has the necessary [**] to conduct such planned activity(ies), MERRIMACK shall provide written notice to PEI of such planned activity(ies), which notice shall include a description of such planned activity(ies) and associated budget, timeline and objectives.  PEI shall have the option to conduct such Development activity(ies), under the direction of the JDC, by providing written notice to MERRIMACK within [**] days after receipt of the notice from MERRIMACK regarding such activity(ies).  If PEI elects to conduct such Development activity(ies), the Development Plan shall be updated to reflect PEI’s responsibility for such activity(ies) and PEI shall perform such Development activity(ies) in accordance with the associated budget and shall use Commercially Reasonable Efforts to achieve the timelines and objectives for such Development activity(ies).

(ii)                            If (A) the Development Plan includes any Development activity(ies) in the PEI Territory for the Development of the Licensed Compound or the Licensed Product and (B) either (1) the JSC reasonably determines in good faith that PEI [**] to conduct such activity(ies), or (2) PEI has declined to undertake such activity(ies) in accordance with Section 4.2(b)(i), MERRIMACK may assume responsibility for such activity(ies).

(iii)                         In the event that PEI identifies any Development activity(ies) that is(are) required for Regulatory Approval of the Licensed Product in the PEI Territory and such activity(ies) is(are) not otherwise included in the Development Plan, PEI shall promptly notify the JDC of such activity(ies).  PEI shall have the right to conduct such activity(ies) subject to the JDC’s review of protocols for Clinical Trials, at PEI’s sole cost and expense.

(c)                            Mutually Agreed Development Activities.  From time to time during the Term, the Parties may mutually agree to amend the Development Plan to include additional Development activities to be conducted by PEI, including the conduct of certain Phase I Clinical Studies, Phase II Clinical Studies or aspects or tasks associated with Phase III Clinical Studies.

(d)                           Information Transfer.

(i)                               As soon as practicable after the Effective Date, but in no case later than [**] days after the Effective Date, to the extent not previously disclosed to the other Party, each Party shall disclose to the other Party all non-clinical and clinical data (including all data from interim reviews, all source documents, and all case report forms and tabulations), internal and external reports, and all other Regulatory Documentation (the “Licensed Compound Information”) Controlled by such Party or its Affiliates (including, in MERRIMACK’s case, Merrimack Parent as successor to Hermes) and generated in the course of any Development activities conducted by such Party or its Affiliates (including, in MERRIMACK’s case, Merrimack Parent as successor to Hermes) pursuant to the 2005 License Agreement, and all Manufacturing Technology Controlled by such Party or its Affiliates (including, in MERRIMACK’s case, Merrimack Parent as successor to Hermes) and generated in the course of any manufacturing conducted by such Party or its Affiliates pursuant to the 2005 License Agreement. In addition, each Party shall disclose to the other Party Licensed Compound Information and Manufacturing Technology Controlled by such Party and generated in the course of Development and manufacturing activities conducted by such Party, as required by  Section 4.4, Section 5.1, Section 6.1 and Section 6.2.

(ii)                            PEI hereby assigns and transfers to MERRIMACK a one-half, undivided ownership interest in and to all Licensed Compound Information and Manufacturing Technology, excluding Regulatory Documentation (which is addressed in Section 5.1), Controlled by PEI and generated by PEI prior to the Effective Date or following the Effective Date pursuant to this Agreement.  Notwithstanding such co-ownership, MERRIMACK agrees that such Licensed Compound Information and Manufacturing Technology will be treated for all purposes under this Agreement as PEI Licensed Technology and MERRIMACK shall have the right to use, copy, practice, license and otherwise exploit such Licensed Compound Information and Manufacturing Technology solely (A) in connection with the Licensed Compound and the Licensed Product; and (B) to the same extent that MERRIMACK would be permitted to use, copy, practice, license and otherwise exploit such Licensed Compound Information and Manufacturing Technology under Section 8.2 if such Licensed Compound Information and Manufacturing Technology were not co-owned by MERRIMACK and were only part of the PEI Licensed Technology licensed to MERRIMACK under such Section 8.2.

(iii)                         In addition, whether or not Licensed Compound Information and Manufacturing Technology can be assigned and transferred to MERRIMACK as provided in clause (ii) above:

(A)                        PEI hereby grants to MERRIMACK a Right of Reference or Use outside the PEI Territory to any and all such Licensed Compound Information and Manufacturing Technology, and agrees to sign, and cause its Affiliates to sign, any instruments reasonably requested by MERRIMACK in order to further effect such grant;

(B)                          MERRIMACK hereby grants to PEI a Right of Reference or Use in the PEI Territory to any and all such Licensed Compound Information and Manufacturing Technology, and agrees to sign, and cause its Affiliates to sign, any instruments reasonably requested by PEI in order to further effect such grant; and

(C)                          Each Party shall permit any relevant Regulatory Authority to inspect such Licensed Compound Information and Manufacturing Technology upon reasonable notice to such Party.  Each Party shall also permit the other Party, upon reasonable notice, during regular business hours, to inspect any such Licensed Compound Information and Manufacturing Technology; provided that, the Party conducting such inspection shall use reasonable efforts to limit such inspections by such Party to a moderate frequency reasonably necessary or desirable in order to facilitate such Party’s Development and Commercialization of the Licensed Compound and Licensed Product.   As of the Effective Date, neither Party anticipates that such Party would require more than [**] of such inspections in a Calendar Year.

Section 4.3                                      Diligence Obligations.

(a)                            MERRIMACK Diligence Obligations.

(i)                               MERRIMACK, together with its Affiliates, licensees and sublicensees, shall use Commercially Reasonable Efforts to Develop (including obtaining necessary Regulatory Approvals), and, upon receipt of Regulatory Approval in the applicable territory, to Commercialize the Licensed Product in at least [**].

(ii)                            Without limiting the foregoing, MERRIMACK, together with its Affiliates, licensees and sublicensees, shall use Commercially Reasonable Efforts to:

(A)                        dose the first subject in a Phase III Clinical Study of the Licensed Compound in a Solid Tumor Indication by the later of (x) [**], or (y) [**] months after the Effective Date (the “Clinical Trial Target Date”); and

(B)                          dose the first subject in a Phase III Clinical Study of the Licensed Compound in a Solid Tumor Indication (other than the Solid Tumor Indication described in Section 4.3(a)(ii)(A)), which has, in MERRIMACK’s good faith judgment, [**], within [**] months after the Effective Date;

provided as to each of clauses (A) and (B) above, that (1) the protocol for such Clinical Trial is approved by the relevant Regulatory Authority and Institutional Review Board; (2) there are no delays caused by a Regulatory Authority (including by imposition of a clinical hold or otherwise); and (3) there are no other factors that cause a delay that could not have been reasonably avoided by MERRIMACK; provided that, if any of the factors listed in clauses (1) through (3) of this paragraph cause a delay, MERRIMACK’s obligations under this Section 4.3(a)(ii) will be postponed only for the period of such delay.

(iii)                               Without limiting the generality of the foregoing, and in addition to the requirements of Section 4.3(a)(ii):

(A)                              if MERRIMACK, together with its Affiliates, licensees and sublicensees, does not achieve the dosing of first subjects in the Phase III Clinical Studies described in Section 4.3(a)(ii)(A) and/or Section 4.3(a)(ii)(B), the following shall, subject to Section 4.3(a)(iii)(B) below, apply:

(1)                              if MERRIMACK has not dosed the first subject in a Phase III Clinical Study as set forth in Section 4.3(a)(ii)(A) on or before the Clinical Trial Target Date, then (x) MERRIMACK shall pay to PEI [**] on or before the date [**] days after the Clinical Trial Target Date (and no further payments under Section 9.2(a)(i) shall be due) and (y) the JDC will promptly meet in order to review the cause of the delay and discuss proposals and implement actions to mitigate such delay;

(2)                                  if MERRIMACK  has not dosed the first subject in a Phase III Clinical Study as set forth in Section 4.3(a)(ii)(A) on or before the date [**] months after the Clinical Trial Target Date (without any adjustment of the Clinical Trial Target Date under Section 4.3(a)(iii)(B)) then MERRIMACK shall, at MERRIMACK’s option, on or before the date [**] days after such date, either (x) make a payment of [**] US Dollars ($[**]) to PEI, which amount if so paid by MERRIMACK shall be fully creditable against the next milestone payment that becomes due to PEI pursuant to Section 9.2 (other than the milestone payment set forth in Section 9.2(a)(i), which shall have previously been satisfied pursuant to Section 4.3(a)(iii)(A)(1)) or (y) terminate this Agreement in accordance with Section 13.4 (in which case the limitation in Section 13.4 restricting the exercise of such termination right prior to the [**] anniversary of the Effective Date shall not apply).  In the event that MERRIMACK does not terminate this Agreement as provided in clause (y), the JDC will promptly meet in order to review the cause of the delay and discuss proposals and implement actions to mitigate such delay; and

(3)                                  if MERRIMACK  has not dosed the first subject in a Phase III Clinical Study as set forth in Section 4.3(a)(ii)(B) on or before the date [**] months after the Effective Date, the JDC will promptly meet in order to review the cause of the delay and discuss proposals and implement actions to mitigate such delay.

(B)                                If on the Clinical Trial Target Date or the date that falls [**] months after the Clinical Trial Target Date (without any adjustment of the Clinical Trial Target Date under this Section 4.3(a)(iii)(B)), as applicable, MERRIMACK, together with its Affiliates, licensees and sublicensees cannot dose the first subject in a Phase III Clinical Study as set forth in Section 4.3(a)(ii)(A) because (1) the protocol for such Clinical Trial was rejected by the relevant Regulatory Authority or Institutional Review Board prior to the applicable date, or

(2) there are other delays caused by a Regulatory Authority (including the imposition of a clinical hold), then the applicable date will be extended for the duration of such delay and the payment obligations set forth in Sections 4.3(a)(iii)(A)(1) and 4.3(a)(iii)(A)(2) shall not apply as long as (x) MERRIMACK, together with its Affiliates, licensees and sublicensees continues to work promptly and diligently to remove the cause of such delay, and (y) MERRIMACK, its Affiliates, licensees or sublicensees doses the first subject in a Phase III Clinical Study as set forth in Section 4.3(a)(ii)(A) as soon as practicable after such delay is removed.  Except as expressly provided in this Section 4.3(a)(iii)(B), MERRIMACK’s obligation to pay amounts required under this Section 4.3(a)(iii) may not be delayed, including as a result of any matter covered by Section 16.6 or any matter covered by clause (3) of the last paragraph of Section 4.3(a).  Nothing in this Section 4.3(a)(iii) will limit in any way PEI’s remedy for failure of MERRIMACK to exercise Commercially Reasonable Efforts to fulfill any of MERRIMACK’s obligations under this Section 4.3(a).  All payments required under this Section 4.3(a)(iii) will be non-refundable.

(b)                           PEI Diligence Obligations.  PEI shall use Commercially Reasonable Efforts to Develop (including to obtain necessary Regulatory Approvals), and, upon receipt of such Regulatory Approvals, to Commercialize the Licensed Product in the PEI Territory.

Section 4.4                                      Development Reports; Information Sharing.

(a)                            Development Reports. Each Party shall provide the JDC with a written report at least [**] summarizing in reasonable detail (i) the activities conducted by such Party under the Development Plan; (ii) with respect to PEI, activities conducted by PEI pursuant to Section 4.2(b)(iii); and (iii) such Party’s and its Affiliates’ activities and progress related to the Development pursuant to this Agreement of the Licensed Compound and Licensed Product, including information concerning the conduct of non-clinical activities and Clinical Trials, applications for and securing of Regulatory Approvals, First Commercial Sale of the Licensed Product on a country-by-country basis and any future planned Development activities; provided that a presentation before the JDC, accompanied with written documentation such as slides, may substitute for such written report.

(b)                           Disclosure of Know-How.

(i)                               Without limiting the obligations under Section 4.2(d), beginning with the Calendar Quarter in which the Effective Date occurs and continuing thereafter [**] during the Term and more frequently as mutually agreed by the Parties, MERRIMACK (consistent with its applicable confidential disclosure obligations to Third Parties, if any) shall disclose to PEI (A) all MERRIMACK Know-How specified in the Development Plan to the extent necessary or useful for the Development or Commercialization of the Licensed Compound or the Licensed Product in the PEI Territory, and (B) any MERRIMACK Know-How not specified in the Development Plan that MERRIMACK reasonably believes to be necessary or useful for the Development or Commercialization of the Licensed Compound or the Licensed Product in the PEI Territory.  In particular, MERRIMACK shall during such period disclose or make available to PEI all material data and information under MERRIMACK’s Control, regarding the Licensed Compound, Licensed Product and MERRIMACK Know-How, all the foregoing as may be necessary or useful for the Development or Commercialization of the Licensed Compound or the Licensed Product in the PEI Territory.

(ii)                            Without limiting the obligations under Section 4.2(d), beginning with the Calendar Quarter in which the Effective Date occurs and continuing thereafter [**] during the Term and more frequently as mutually agreed by the Parties, PEI (consistent with its applicable confidential disclosure obligations to Third Parties, if any) shall disclose to MERRIMACK (A) all PEI Know-How specified in the Development Plan to the extent necessary or useful for the Development or Commercialization of the Licensed Compound or the Licensed Product outside the PEI Territory, and (B) any PEI Know-How not specified in the Development Plan that PEI reasonably believes to be necessary or useful for the Development or Commercialization of the Licensed Compound or the Licensed Product outside the PEI Territory.  In particular, PEI shall during such period disclose or make available to MERRIMACK all material data and information under PEI’s Control, regarding the Licensed Compound, Licensed Product and PEI Know-How, all the foregoing as may be necessary or useful for the Development or Commercialization of the Licensed Compound or the Licensed Product outside the PEI Territory.

Section 4.5                                      Third Party Patent Rights and Know-How.  In the event PEI or MERRIMACK receives notice or otherwise becomes aware of any facts that the making, having made, using, offering for sale, selling or importing the Licensed Product in accordance with this Agreement infringes, may infringe or is alleged by a Third Party to infringe any Third Party Patent Rights (including any patent application that would be infringed if issued as a patent), the Party becoming aware of same shall promptly notify the other.  Each Party shall have the right, in its sole discretion, to negotiate with any Third Party to acquire, or for a license of, such Third Party’s Patent Rights or Know-How; provided that to the extent either Party (the “Licensing Party”) obtains a license to such Third Party’s Patent Rights or Know-How that is reasonably necessary or useful to Develop, manufacture or Commercialize the Licensed Compound or the Licensed Product in a country or countries in which the other Party holds rights to Develop, manufacture or Commercialize the Licensed Compound or the Licensed Product, then if the Licensing Party has the right to grant a sublicense to such other Party and such other Party requests a sublicense, such Third Party Patent Rights or Know-How shall be deemed to be Controlled by the Licensing Party; except that, if such other Party requests a sublicense under such Third Party’s Patent Rights or Know-How and such sublicense would require the Licensing Party to make any additional payments or pay royalties to such Third Party in connection with such sublicense grant, the Patent Rights or Know-How will only be deemed to be Controlled by the Licensing Party if the non-Licensing Party reimburses the Licensing Party for any reasonable additional payments or royalties due to the Third Party that are directly related to such sublicense.  Each Party will keep the other Party informed through the JSC and the JDC of any activities undertaken by such Party under this Section 4.5, and the Parties will cooperate reasonably in such activities as appropriate.

Section 4.6                                      Biological Materials.

(a)                            Generally.  For purposes of facilitating the conduct of the Development Program, each Party shall provide to the other Party animal or human tissues, cells, blood samples and other materials (but excluding, for the avoidance of doubt, any Licensed Compound or Licensed Product provided pursuant to Article VI) (“Biological Materials”) specified from time to time in the Development Plan.  Each Party agrees to provide all such Biological Materials to the other Party in accordance with the Development Plan.  The Parties agree that:

(i)                                                                               all Biological Materials provided by one Party to the other shall remain the sole property of the supplying Party;

(ii)                                                                            all Biological Materials provided by one Party to the other shall be used solely for research and Development purposes in material compliance with all applicable federal, state or local laws, regulations and guidelines;

(iii)                                                                         as applicable, the Party providing such Biological Materials shall obtain (or cause its Third Party collaborators to obtain or certify that they have obtained) all appropriate and required consents from the source of such Biological Materials; and

(iv)                                                                        Biological Materials provided by one Party to the other shall not be made available by the other Party to any Third Party except as explicitly contemplated in the Development Plan or upon the prior written consent of the Party providing such Biological Materials.

(b)                           Disclaimer.  The Parties agree that THE BIOLOGICAL MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

Section 4.7                                      Subcontracting.  PEI shall not engage any Affiliate or Third Party subcontractor to perform its obligations under the Development Plan without the prior written consent of MERRIMACK, which consent shall not be unreasonably withheld, conditioned or delayed; provided that PEI will not have to obtain consent for Merrimack for (a) any subcontract for services of an administrative nature not involving or implicating technology rights relevant to the Licensed Compound or the Licensed Product that involves the payment of no more than [**] US Dollars (US$[**]) or the equivalent; and (b) any subcontract related to any activities performed by PEI at its own cost under Section 4.2(b)(iii).

Article V

Transfer of Information; Regulatory Matters

Section 5.1                                      Transfer of Information and Regulatory Activities.  As soon as practicable after the Effective Date, but in no case later than [**] days after the Effective Date, PEI shall transition all regulatory activities related to the Licensed Compound and the Licensed Product in the MERRIMACK Territory. As part of such transition of regulatory activities to MERRIMACK, PEI hereby grants to MERRIMACK a Right of Reference or Use outside the PEI Territory to all Regulatory Documentation for the Licensed Compound or the Licensed Product in the MERRIMACK Territory that is Controlled by PEI and agrees to sign, and cause its Affiliates to sign, any instruments reasonably requested by MERRIMACK in order to further effect such grant.  PEI shall permit any relevant Regulatory Authority to inspect any such Regulatory Documentation upon reasonable notice to PEI.  PEI shall also permit MERRIMACK, upon reasonable notice, during regular business hours, to inspect any such Regulatory Documentation; provided that, MERRIMACK shall use reasonable efforts to limit such inspections by MERRIMACK to a moderate frequency reasonably necessary or desirable in order to facilitate MERRIMACK’s Development and Commercialization of the Licensed Compound and Licensed Product.  As of the Effective Date, MERRIMACK does not anticipate that it would require more than [**] of such inspections conducted by MERRIMACK in a Calendar Year.

Section 5.2                                      MERRIMACK Regulatory Responsibility.  Subject to Section 5.1 and Section 5.3, following the Effective Date, MERRIMACK shall own and be responsible for preparing, filing and maintaining all Regulatory Documentation and Regulatory Approvals that are required for the Development or Commercialization of the Licensed Compound or the Licensed Product outside the PEI Territory and MERRIMACK shall otherwise be responsible for and have sole authority as to all interactions with Regulatory Authorities outside the PEI Territory, provided, that:

(a)                            PEI shall provide MERRIMACK with assistance as may be reasonably requested by MERRIMACK, at MERRIMACK’s expense (but not to exceed the amount for such expense that has been approved in writing by MERRIMACK in advance) in accordance with Section 4.1(d), with respect to Regulatory Documentation for the Licensed Compound or the Licensed Product in accordance with the Development Plan;

(b)                           MERRIMACK shall take such actions and otherwise cooperate with PEI as may be reasonably requested by PEI to enable PEI to perform the regulatory activities assigned to PEI under the Development Plan (for clarity, except as otherwise set forth in Section 5.3, all filings and all interactions with Regulatory Authorities shall be conducted and implemented by, and shall be in the name of, MERRIMACK); and

(c)                            MERRIMACK hereby grants to PEI a Right of Reference or Use to any Regulatory Documentation outside the PEI Territory Controlled by MERRIMACK for use by PEI in the PEI Territory, and agrees to sign, and cause its Affiliates to sign, from time to time, promptly upon request, any instruments reasonably requested by PEI in order to further effect such grant. MERRIMACK shall permit any relevant Regulatory Authority to inspect any such Regulatory Documentation upon reasonable notice to MERRIMACK.  MERRIMACK shall also permit PEI, upon reasonable notice, during regular business hours, to inspect any such Regulatory Documentation; provided that, PEI shall use reasonable efforts to limit such inspections by PEI to a moderate frequency reasonably necessary or desirable in order to facilitate PEI’s Development and Commercialization of the Licensed Compound and Licensed Product.  As of the Effective Date, PEI does not anticipate that it would require more than [**] of such inspections conducted by PEI in a Calendar Year.

Section 5.3                                      PEI Regulatory Responsibility.

(a)                            Under the direction of the JDC, PEI shall own and be responsible for preparing, filing and maintaining all Regulatory Documentation and Regulatory Approvals in the PEI Territory and otherwise be responsible for and have sole authority as to all interactions with Regulatory Authorities in the PEI Territory.

(b)                           MERRIMACK shall, in accordance with Section 4.1(d), pay PEI for Development Costs incurred by PEI in performing regulatory activities assigned to PEI under the Development Plan, provided that all the foregoing are in accordance with the applicable budget in the Development Plan for such activities.

(c)                            PEI hereby grants to MERRIMACK a Right of Reference or Use to any Regulatory Documentation in the PEI Territory Controlled by PEI for use by MERRIMACK outside the PEI Territory, and agrees to sign, and cause its Affiliates to sign, from time to time, promptly upon request, any instruments reasonably requested by MERRIMACK in order to further effect such grant.

Section 5.4                                      Communications with Regulatory Authorities.

(a)                            Following the Effective Date, subject to Section 5.3, MERRIMACK shall be responsible for all submissions to, and communications and interactions with, Regulatory Authorities outside the PEI Territory with respect to the Licensed Compound and the Licensed Product, and PEI shall, under the direction of the JDC, be responsible for submissions to, and communications and interactions with, Regulatory Authorities in the PEI Territory with respect to the Licensed Compound and the Licensed Product.  In connection therewith:

(i)                               MERRIMACK shall keep PEI reasonably informed regarding MERRIMACK’s (or its Affiliate’s or sublicensee’s) regulatory strategy, planned regulatory submissions and material communications with Regulatory Authorities in the United States, the Major EU Countries and the Major Asian Countries with respect to the Licensed Compound and the Licensed Product, including any material changes to such strategy, submissions or communications. MERRIMACK shall, to the extent (A) relevant to Development of the Licensed Compound and the Licensed Product in the PEI Territory and (B) Controlled by MERRIMACK, provide PEI with copies of material regulatory submissions to, and material communications with, any Regulatory Authorities in the United States, the MERRIMACK Europe Territory and the MERRIMACK Asia Territory relating to the Licensed Compound and the Licensed Product.

(ii)                            Subject to the direction of the JDC, to the extent relevant to the Development of the Licensed Compound and Licensed Product and Commercialization of the Licensed Compound and Licensed Product outside the PEI Territory, PEI shall conduct regulatory activities in the PEI Territory in accordance with the regulatory strategy set forth in the Development Plan.  PEI shall keep MERRIMACK reasonably informed regarding PEI’s (or its Affiliate’s or sublicensee’s) planned regulatory submissions and material communications with Regulatory Authorities in the PEI Territory with respect to the Licensed Compound and the Licensed Product, including any material changes to such submissions or communications, PEI shall, to the extent (A) relevant to Development of the Licensed Compound and the Licensed Product outside the PEI Territory and (B) Controlled by PEI, provide MERRIMACK with copies of regulatory submissions to, and material communications with, any Regulatory Authorities in the PEI Territory relating to the Licensed Compound and the Licensed Product.

(b)                           Without limiting the generality of any of the foregoing in this Section 5.4,

(i)                               To the extent relevant to the Development or Commercialization of the Licensed Compound and the Licensed Product in the PEI Territory, MERRIMACK shall also promptly provide PEI with a copy of all material correspondence that MERRIMACK (or its Affiliate or sublicensee) receives from, or submits to, any Regulatory Authorities in the United States, the Major EU Countries and the Major Asian Countries, including (to the extent relevant and requested) contact reports concerning conversations or substantive meetings, contact reports of all Regulatory Authority interactions concerning conversations or substantive meetings, all IND annual reports (including any equivalent filings outside the United States), and cover letters of all agency submissions (it being understood that PEI may request, and shall then receive, copies of all attachments to any such cover letters) relating to the Licensed Compound or the Licensed Product.  To the extent relevant to the Development or Commercialization of the Licensed Compound and the Licensed Product in the PEI Territory and requested by PEI, MERRIMACK shall also provide PEI with any meeting minutes that MERRIMACK prepares that reflect material communications with any Regulatory Authorities in the United States, the Major EU Countries and the Major Asian Countries regarding the Licensed Compound or the Licensed Product.  PEI shall use the information and materials provided by MERRIMACK pursuant to this Section 5.4(b)(i) solely in the Development and Commercialization of the Licensed Compound and the Licensed Product in the PEI Territory and in accordance with the provisions of Article XI.

(ii)                            To the extent relevant to the Development or Commercialization of the Licensed Compound and the Licensed Product outside the PEI Territory, PEI shall also promptly provide MERRIMACK with a copy of all material correspondence that PEI (or its Affiliate or sublicensee) receives from, or submits to, the DOH, including (to the extent relevant and requested) contact reports concerning conversations or substantive meetings, contact reports of all DOH interactions concerning conversations or substantive meetings, all IND annual reports (or the equivalent filing in Taiwan), and cover letters of all agency submissions (it being understood that MERRIMACK may request, and shall then receive, copies of all attachments to any such cover letters) relating to the Licensed Compound or the Licensed Product.  To the extent relevant to the Development or Commercialization of the Licensed Compound and the Licensed Product outside the PEI Territory and requested by MERRIMACK, PEI shall also provide MERRIMACK with any meeting minutes that PEI prepares that reflect material communications with the DOH regarding the Licensed Compound or the Licensed Product. MERRIMACK shall use the information and materials provided by PEI pursuant to this Section 5.4(b)(ii) solely in the Development and Commercialization of the Licensed Compound and the Licensed Product outside the PEI Territory and in accordance with the provisions of Article XI.

Section 5.5                                      Product Withdrawals and Recalls.  If any Regulatory Authority (a) threatens, initiates or advises any action to remove the Licensed Product from the market in any country of the world, or (b) requires or advises either Party or such Party’s Affiliates or sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of the Licensed Product in any country of the world, then MERRIMACK (if such action is outside the PEI

Territory) or PEI (if such action is in the PEI Territory), as applicable, shall notify the other Party of such event within [**] Business Days (or sooner if required by applicable Law) after such Party becomes aware of the action, threat, advice or requirement (as applicable).  The JSC will discuss and attempt to agree upon whether to recall or withdraw the Licensed Product; provided, however, that if the Parties fail to agree within an appropriate time period or if the matter involves a safety issue that, in order to protect patient safety, does not allow for sufficient time for a discussion at the JSC level, MERRIMACK shall decide whether to recall or withdraw the Licensed Product outside the PEI Territory and shall undertake any such recall or withdrawal outside the PEI Territory at its own cost and expense, and PEI shall decide whether to recall or withdraw the Licensed Product in the PEI Territory and shall undertake any such recall or withdrawal in the PEI Territory at its own cost and expense.

Section 5.6                                      Pharmacovigilance; Safety Data Reporting.  The collaboration between the Parties may involve exchanging safety information and adverse event information for the Licensed Product.  Therefore, the Parties agree to enter into negotiations to set up a detailed safety data exchange agreement (the “SDEA”) in due time (i.e., prior to the start of any Clinical Trial by MERRIMACK), under which MERRIMACK shall be responsible for the worldwide safety database for the Licensed Product, to govern any future pharmacovigilance exchange between the Parties when relevant (e.g., in the case where PEI is sponsoring Clinical Trials).  Each Party shall ensure, through its JDC representatives or designated personnel, that the competent pharmacovigilance groups or personnel from such Party begin to negotiate and establish the appropriate SDEA no later than [**] months before MERRIMACK commences clinical development hereunder.  The SDEA shall be negotiated in good faith between the pharmacovigilance departments of each Party.  The SDEA shall define the roles and responsibilities of both Parties in terms of pharmacovigilance and define the detailed safety exchange required to permit compliance by both Parties with safety reporting requirements to Regulatory Authorities and other entities in the respective licensed territories and ensure worldwide safety surveillance.

Article VI

Manufacturing

Section 6.1                                      Transition of Manufacture and Supply.

(a)                            As soon as practicable after the Effective Date, but in no case later than [**] days after the Effective Date, PEI and MERRIMACK shall meet to discuss a process for transitioning, and following such meeting shall promptly commence and complete such transition of, the manufacturing of the Licensed Compound and Licensed Product (including the current [**] per batch process) to MERRIMACK (or its designated Affiliate or Third Party manufacturer) in order to enable MERRIMACK or such Affiliate or Third Party manufacturer to establish manufacture of the Licensed Product for MERRIMACK’s Phase III Clinical Studies of the Licensed Product and Commercialization activities. PEI shall provide all reasonably necessary technical assistance to MERRIMACK with respect to the use and implementation of Manufacturing Technology as may be requested by MERRIMACK.

(b)                           MERRIMACK shall pay PEI, in accordance with a budget to be mutually agreed by the Parties, for all FTE costs of

PEI personnel at the FTE Rate to the extent incurred in performing the transition activities contemplated under Section 6.1(a).

Section 6.2                                      PEI Manufacture of Licensed Compound.

(a)                            Without limiting each Party’s rights and obligations under Section 6.1, as soon as practicable after the Effective Date, but in no case later than [**] days after the Effective Date, the Parties shall meet to discuss whether PEI has the ability and capacity to manufacture the Licensed Compound for use in MERRIMACK’s planned Phase III Clinical Studies of the Licensed Compound.

(b)                           If the Parties mutually agree that PEI has such ability and capacity and that PEI can manufacture the Licensed Compound in a timely manner to meet the timelines for such Phase III Clinical Studies, and the JDC recommends that PEI should manufacture the Licensed Compound for MERRIMACK’s Clinical Trials of the Licensed Compound, PEI shall manufacture and supply (or have manufactured or supplied) to MERRIMACK the Licensed Compound ordered by MERRIMACK for such Clinical Trials.  PEI shall manufacture the Licensed Compound in accordance with this clause (b) on a delivery schedule and other customary supply terms and conditions as are mutually agreed by the Parties.  Licensed Compound supplied to MERRIMACK in accordance with this clause (b) shall conform to the Specifications and any applicable current good manufacturing practices, and each delivery of Licensed Compound shall be accompanied with a certificate of analysis showing the conformity of the supplied Licensed Compound to the Specifications.

(c)                            MERRIMACK shall pay PEI for [**] percent ([**]%) of the Manufacturing Costs incurred by PEI (plus, if MERRIMACK is required under applicable Law to withhold any portion of such payments for payment to taxing authorities in any jurisdiction outside of the PEI Territory, MERRIMACK shall pay such additional amounts to PEI as is necessary so that PEI receives [**] percent ([**]%) of such Manufacturing Costs after such withholding by MERRIMACK) for providing clinical supply of Licensed Compound to MERRIMACK pursuant to this Section 6.2 within [**] days following delivery of such supply and PEI’s invoice therefor.

(d)                         In the event that PEI manufactures Licensed Compound that fails to conform to the Specifications, the Parties shall [**] the costs of such non-conforming Licensed Product to the extent reasonably allocable to supply for use in activities the Development Costs of which MERRIMACK would otherwise be responsible for hereunder and PEI shall [**] bear the costs of such non-conforming Licensed Compound to the extent reasonably allocable to supply for use in activities conducted by PEI pursuant to Section 4.2(b)(iii).

(e)                            MERRIMACK will use (or cause its designated Affiliate or Third Party manufacturer to use) Commercially Reasonable Efforts to scale up the manufacturing process for the Licensed Compound and the Licensed Product as appropriate to support MERRIMACK’s Commercialization of the Licensed Product in the MERRIMACK Territory, as reasonably determined by MERRIMACK.  If requested by PEI from time to time, MERRIMACK shall transfer the then-current manufacturing process to PEI (or its designated Affiliate or Third Party manufacturer), at [**] to PEI,  and each such improved process will be considered MERRIMACK Licensed Technology subject to PEI’s rights under this Agreement.

Article VII

Commercialization

Section 7.1                                      Overview.

(a)                            MERRIMACK will have sole responsibility for the Commercialization of the Licensed Product outside the PEI Territory, including all costs and expenses relating thereto, and for booking sales of the Licensed Product outside the PEI Territory.

(b)                           PEI will have sole responsibility for the Commercialization of the Licensed Product in the PEI Territory, including all costs and expenses relating thereto, and for booking sales of the Licensed Product throughout the PEI Territory.

Section 7.2                                      Manufacturing.  The Parties may, by mutual agreement, coordinate through the JMC the commercial supply of Licensed Product to achieve cost efficiencies.

Section 7.3                                      Complaints.

(a)                            The Parties shall develop, implement, and abide by:

(i)                               a customary policy for handling complaints that may be made, alleged or threatened by a Third Party with respect to the use of any promotional, advertising, patient information, communication and educational materials by a Party relating to the Licensed Product; and

(ii)                            a customary policy for handling and investigating complaints made, alleged or threatened by a Third Party with respect to the manufacturing, handling or storage of the Licensed Product.

(b)                           MERRIMACK shall be responsible for handling all complaints with respect to the Licensed Product outside the PEI Territory, and all costs and expenses associated therewith.  PEI shall be responsible for handling all complaints with respect to the Licensed Product in the PEI Territory, and all costs and expenses associated therewith.

Article VIII

Grant of Licenses

Section 8.1                                      License Grants from MERRIMACK to PEI.  Subject to the terms and conditions of this Agreement, including Section 8.2(b), MERRIMACK hereby grants to PEI:

(a)                            a paid-up, royalty-free, exclusive right and license under the MERRIMACK Licensed Technology and MERRIMACK’s rights to the Joint Technology, to research, have researched, develop, have developed, make, have made, use, offer for sale, sell, have sold and import the Licensed Compound and the Licensed Product in the Field in the PEI Territory; provided that MERRIMACK reserves the right to (i) conduct Development activities inside the PEI Territory solely to support the Development and Commercialization of Licensed Compound

and Licensed Products outside the PEI Territory, and (ii) manufacture Licensed Compound and Licensed Products inside the PEI Territory solely for use and distribution outside the PEI Territory; and

(b)                           a paid-up, royalty-free, non-exclusive right and license in the Field outside the PEI Territory under the MERRIMACK Licensed Technology and MERRIMACK’s rights to the Joint Technology, (i) to the extent necessary for PEI to perform its obligations under the Development Plan, and (ii) to Develop and manufacture the Licensed Compound and the Licensed Product outside the PEI Territory solely in support of Development and Commercialization of the Licensed Compound and the Licensed Product within the PEI Territory.

The licenses granted to PEI under this Section 8.1 shall be (i) sublicenseable by PEI only in accordance with Section 8.3 and (ii) transferable by PEI only in accordance with Section 16.2.

Section 8.2                                      License Grants from PEI to MERRIMACK.  Subject to the terms and conditions of this Agreement, including Section 8.1(b), PEI hereby grants to MERRIMACK:

(a)                            an exclusive right and license under the PEI Licensed Technology and PEI’s rights to the Joint Technology, to research, have researched, develop, have developed, make, have made, use, offer for sale, sell, have sold, import and export the Licensed Compound and the Licensed Product in the Field outside the PEI Territory; provided that PEI reserves the right to (i) conduct Development activities outside the PEI Territory solely to support the Development and Commercialization of Licensed Compound and Licensed Products inside the PEI Territory, and (ii) manufacture Licensed Compound and Licensed Products outside the PEI Territory solely for use and distribution within the PEI Territory; and

(b)                           a paid-up, royalty-free, non-exclusive right and license in the Field in the PEI Territory under the PEI Licensed Technology and PEI’s rights to the Joint Technology, (i) to the extent necessary for MERRIMACK to perform its obligations under the Development Plan, and (ii) to Develop and manufacture the Licensed Compound and the Licensed Product in the PEI Territory solely in support of Development and Commercialization of the Licensed Compound and the Licensed Product outside the PEI Territory

The licenses granted to MERRIMACK under this Section 8.2 shall be (i) sublicenseable by MERRIMACK only in accordance with Section 8.3 and (ii) transferable by MERRIMACK only in accordance with Section 16.2.  The license granted to MERRIMACK under Section 8.2(a) shall be (A) royalty-bearing (as specified in Section 9.4) in the MERRIMACK Territory and (B) paid-up and royalty-free outside the MERRIMACK Territory.

Section 8.3                                      Sublicense Rights.

(a)                            Subject to the terms of this Agreement, including the remainder of this Section 8.3, each Party shall have the right to grant sublicenses within the scope of the licenses granted to such Party under Section 8.1, Section 8.2 or Section 13.5, as applicable, to its Affiliates or Third Parties which such Party is conducting collaborative research, Development or Commercialization activities with respect to the Licensed Compound or the Licensed Product.

(b)                           Any sublicense granted under this Agreement shall be pursuant to a written agreement that imposes on such sublicensee obligations that are at least as restrictive as all relevant restrictions and limitations set forth in this Agreement, including the confidentiality provisions of Article XI and to the extent applicable to the sublicensed rights, diligence obligations with respect to the sublicensed territory that are sufficient to enable the sublicensing Party to satisfy its diligence obligations under Section 4.3.  If either Party grants a sublicense to a Third Party as permitted by this Section 8.3, then such sublicensing Party shall provide the other Party prompt written notice thereof.  The sublicensing Party shall provide the non-sublicensing Party with an executed copy of any such sublicense (redacted as the sublicensing Party may reasonably determine to protect confidential or commercially sensitive information; provided that the sublicensing Party may not redact any information that is necessary for the non-sublicensing Party to determine whether such sublicense meets the requirements of this Agreement).  Except as otherwise agreed by the Parties in writing, each Party shall be jointly and severally responsible with its sublicensees to the other Party for failure by its sublicensees to comply with this Agreement.  For purposes of clarity, PEI shall not be considered a sublicensee of MERRIMACK for the purposes of this Section 8.3.

Section 8.4                                      Restrictions on Sale or License.

(a)                            Restrictions on PEI.  Except as may otherwise be permitted herein, during the Term, PEI shall not, and shall cause its Affiliates and sublicensees not to, directly or indirectly, including through the use of one or more agents or Persons with whom PEI or its Affiliates or sublicensees are in direct or indirect privity of contract:

(i)             sell, distribute or otherwise dispose of, or grant any license or other right to any entity other than MERRIMACK and its Affiliates and sublicensees to sell, distribute or otherwise dispose of the Licensed Product to any Person outside the PEI Territory, or knowingly to any Person for importation into countries outside the PEI Territory; or

(ii)          from the Effective Date until the earlier of (A) [**] or (B) [**] months following [**], commence any Clinical Trials or other clinical research, or grant any license or other right to any Person or entity to commence any Clinical Trials or other clinical research, anywhere in the world, relating to any product that consists of [**].

(b)                           Restrictions on MERRIMACK.  Except as may otherwise be permitted herein, during the Term, MERRIMACK shall not, and shall cause its Affiliates and sublicensees (other than PEI) not to, directly or indirectly, including through the use of one or more agents or Persons with whom MERRIMACK or its Affiliates or sublicensees (other than PEI) are in direct or indirect privity of contract:

(i)                               sell, distribute or otherwise dispose of, or grant any license or other right to any entity other than PEI and its sublicensees to sell, distribute or otherwise dispose of the Licensed Product to any Person in the PEI Territory, or knowingly to any Person for importation into the PEI Territory; or

(ii)                            from the Effective Date until the earlier of (A) [**] or (B) [**] months following [**], commence any Clinical Trials or other clinical research, or grant any license or other right to any Person or entity to commence any Clinical Trials or other clinical research, anywhere in the world, relating to any product that consists of [**].

Section 8.5                                      No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.

Section 8.6                                      Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code (or any other provisions of equivalent Law outside the United States).  Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for licenses of rights to “intellectual property”.

Article IX

Financial Provisions

Section 9.1                                      Upfront Payment.  MERRIMACK shall pay PEI a one-time, non-refundable, non-creditable fee of Ten Million Dollars (US$10,000,000) within five (5) Business Days after the Effective Date.

Section 9.2                                      Development and Regulatory Milestones.

(a)                            Subject to Section 4.3(a)(iii), MERRIMACK shall pay PEI the amounts set forth below for achievement of the corresponding event milestones by MERRIMACK or its Affiliates or sublicensees (other than PEI) with respect to the Licensed Compound or the Licensed Product:

Development and Regulatory Milestone Events for the Licensed Compound or the Licensed Product		Dollars [**]

(i)	[**]	$	[**]

(ii)	[**]	$	[**]

(iii)	[**]	$	[**]

(iv)	[**]	$	[**]

(v)	[**]	$	[**]

(vi)	[**]	$	[**]

	For clarity: TOTAL		$80.0

(b)                           Each milestone payment set forth in this Section 9.2 shall be payable by MERRIMACK upon the achievement of the related milestone event by MERRIMACK or any of its Affiliates or sublicensees (other than PEI), and MERRIMACK shall provide notice to PEI within [**] days after such achievement.  Upon receipt of MERRIMACK’s notice that a milestone event has been achieved, PEI shall prepare and provide MERRIMACK with the corresponding invoice and MERRIMACK shall pay PEI each such milestone payment within [**] days after receipt of such invoice.

(c)                            None of the payments listed in this Section 9.2 shall be payable more than once, and each shall be payable at the first achievement of the applicable milestone event for the Licensed Compound or the Licensed Product.

Section 9.3                                      Sales Milestones.

(a)                            MERRIMACK shall pay the amounts set forth below upon the first achievement of the corresponding sales milestone by the Licensed Product in the MERRIMACK Territory:

Sales Milestone Event for Licensed Product in the MERRIMACK Territory		Dollars [**]

(i)	Annual Net Sales in the MERRIMACK Territory for the Licensed Product exceed $[**]	$	[**]

(ii)	Annual Net Sales in the MERRIMACK Territory for the Licensed Product exceed $[**]	$	[**]

(iv)	Annual Net Sales in the MERRIMACK Territory for the Licensed Product exceed $[**]	$	[**]

	For clarity: TOTAL		$130.0

(b)                           Each milestone payment set forth in Section 9.3(a) shall be payable by MERRIMACK in accordance with Section 9.6.

(c)                            None of the payments listed in this Section 9.3 shall be payable more than once, and each shall be payable at the first achievement of the applicable milestone event for the Licensed Product.

Section 9.4                                      Royalties.

(a)                            Royalty Rate for MERRIMACK Territory.  As to sales of the Licensed Product in the MERRIMACK Territory by MERRIMACK, its Affiliates or sublicensees (other than PEI), subject to adjustment under Section 9.4(c) and Section 9.4(d) and to the remainder of this Section 9.4, MERRIMACK shall pay PEI royalties on Annual Net Sales of the Licensed Product in the MERRIMACK Territory, at the incremental royalty rates set forth below:

Annual Net Sales (in US Dollars) of the Licensed Product in the MERRIMACK Territory	Incremental Royalty Rates as a Percentage (%) of Net Sales

Portion of Annual Net Sales up to and including $[**]	[**]	%

Portion of Annual Net Sales that is equal to or exceeds $[**], up to and including $[**]	[**]	%

Portion of Annual Net Sales is equal to or exceeds $[**], up to and including $[**]	[**]	%

Portion of Annual Net Sales is equal to or exceeds $[**]	[**]	%

For example, if Annual Net Sales of a given Licensed Product in the MERRIMACK Territory for a given Calendar Year were US$[**], then the royalty payable to PEI on such Net Sales of the Licensed Product in the MERRIMACK Territory under this Section 9.4(a) for that year would be US$[**], which is calculated as follows: [**].

(b)                           Royalty Term.  The applicable royalties payable to PEI under Section 9.4(a) above (as such royalty rates may be adjusted in accordance with Section 9.4(c) and Section 9.4(d)) shall be paid by MERRIMACK on Net Sales of the Licensed Product during the applicable Royalty Term.

(c)                            Reduction for Generic Competition.

(i)                               If one or more Generic Products exists with respect to the Licensed Product and such Generic Product(s) is(are) marketed and sold in a given country by one or more Third Parties during any Calendar Quarter during the Royalty Term, then the royalty rate applicable to Net Sales of the Licensed Product in such country shall be reduced as follows:

(A)      If the market share of the Licensed Product in such country during such Calendar Quarter exceeds [**] percent ([**]%), on a unit basis, of the combined units of the Licensed Product and such Generic Product(s) sold in such country during such Calendar Quarter, the royalty rate applicable to Net Sales of the Licensed Product in such country shall [**];

(B)        If the market share of the Licensed Product in such country during such Calendar Quarter exceeds [**] percent ([**]%), but is less than or equal to [**] percent ([**]%), on a unit basis, of the combined units of the Licensed Product and such Generic Product(s) sold in such country during such Calendar Quarter, the royalty rate applicable to Net Sales of the Licensed Product in such country shall be reduced by [**] percent ([**]%); and

(C)        If the market share of the Licensed Product in such country during such Calendar Quarter is less than or equal to [**] percent ([**]%), on a unit basis, of the combined units of the Licensed Product and such Generic Product(s) sold in such country during such Calendar Quarter, the royalty rate applicable to Net Sales of the Licensed Product in such country shall be reduced by [**] percent ([**]%).

(ii)                            For purposes of clarity, the market shares and corresponding royalty rate reductions referred to in Section 9.4(c)(i) above shall be determined and applied on a Calendar Quarter-by-Calendar Quarter basis.  Such market share determinations shall be based on data provided by IMS International or, if such data are not available from IMS International, from such other data source as shall be agreed by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed).

(d)                           Third Party Royalty Obligations.  Subject to Section 4.5, if MERRIMACK (i) reasonably determines in good faith that, in order to avoid infringement of any patent not licensed hereunder, it is reasonably necessary to obtain a license from a Third Party in order to Develop or Commercialize the Licensed Product in a country in the MERRIMACK Territory, and to pay a royalty or other consideration under such license (including in connection with the settlement of a patent infringement claim), or (ii) shall be subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty, to a Third Party patent holder in respect of future sales of the Licensed Product in a country in the MERRIMACK Territory, then the amount of MERRIMACK’s royalty payments under Section 9.4(a) with respect to Net Sales of the Licensed Product in such country shall be reduced by [**] percent ([**]%) of the amount paid by MERRIMACK to such Third Party that is reasonably and appropriately allocable to the Licensed Product in the MERRIMACK Territory.

(e)                            Limit on Deductions.

(i)             Notwithstanding anything in this Agreement to the contrary, except as otherwise set forth in clause (ii) below, in no event shall the amount of any royalties payable by MERRIMACK pursuant to Section 9.4(a) with respect to the Licensed Product in any country, on a country-by-country basis, for a given Calendar Quarter, be reduced to less than [**] percent ([**]%) of the amounts specified in Section 9.4(a) for the applicable Calendar Quarter, as a result of reductions made under Section 9.4(c) or Section 9.4(d); provided that MERRIMACK shall be entitled to carry over to future Calendar Quarters any excess adjustments or credits.

(ii)          If the reduction set forth in Section 9.4(c)(i)(C) applies in a particular country in a particular Calendar Quarter, the royalties with respect to the Licensed Product in such country for such Calendar Quarter may be reduced to [**] percent ([**]%) of the royalties that would otherwise be due pursuant to Section 9.4(a).

(f)                              Royalties Payable Only Once.  The obligation to pay royalties is imposed only once with respect to the same unit of the Licensed Product.

Section 9.5                                      Sublicense Revenue.  MERRIMACK shall pay to PEI a portion of all Sublicense Revenue as follows:

Sublicense Timeframe	Portion of Sublicense Revenue to be paid to PEI
Sublicense agreement executed prior to [**].	[**]	%

Sublicense agreement executed on or after [**].	[**]	%

Sublicense agreement executed on or after [**].	[**]	%

Section 9.6                                      Reports and Payments.  Within [**] days after the end of each Calendar Quarter during which there are Net Sales or Sublicense Revenue giving rise to a payment obligation under Section 9.3, Section 9.4 or Section 9.5, MERRIMACK shall deliver to PEI reasonably detailed written accountings of Net Sales of the Licensed Product in the MERRIMACK Territory, and royalties, sales milestone payments and Sublicense Revenue, if any, due to PEI, for such Calendar Quarter. Such quarterly reports shall indicate gross sales on a country-by-country basis, the deductions from gross sales used in calculating Net Sales and the resulting calculation of royalties and sales milestone payments.  When MERRIMACK delivers such accountings to PEI, MERRIMACK shall also deliver all royalty payments, and sales milestone payments and Sublicense Revenue payments due hereunder to PEI for the Calendar Quarter.

Section 9.7                                      Recordkeeping; Audit Rights.

(a)                            Audits by PEI. MERRIMACK shall keep, and shall require its Affiliates and sublicensees (other than PEI) to keep, complete and accurate records of the latest [**] years of Net Sales in the MERRIMACK Territory of the Licensed Product to which royalties or sales milestones attach hereunder.  For the sole purpose of verifying amounts payable to PEI hereunder, PEI shall have the right once each Calendar Year, at PEI’s expense, to retain an independent certified public accountant selected by PEI and reasonably acceptable to MERRIMACK, to review such records in the location(s) where such records are maintained by MERRIMACK, its Affiliates or its sublicensees (other than PEI) upon reasonable notice and during regular business hours and under obligations of confidence.  Results of such review shall be made available to both PEI and MERRIMACK.  If either Party disputes the results of such review, such Party may submit the matter for resolution in accordance with Article XIV.  If the review reflects an underpayment of any amounts payable to PEI, such underpayment shall be remitted to PEI, within [**] days after the notification of the results by PEI to MERRIMACK, together with interest calculated in the manner provided in Section 9.10.  If the underpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, MERRIMACK shall pay all of the reasonable out-of-pocket expenses of such review.

(b)                           Audits by MERRIMACK.  PEI shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest [**] years of any Development Costs incurred by PEI in the conduct of Development activities under the Development Plan and Manufacturing Costs incurred by PEI in accordance with Section 6.2.  For the sole purpose of verifying amounts payable by MERRIMACK hereunder, MERRIMACK shall have the right once each Calendar Year, at MERRIMACK’s expense, to retain an independent certified public accountant selected by MERRIMACK and reasonably acceptable to PEI, to review such records in the location(s) where such records are maintained by PEI, its Affiliates or its sublicensees upon reasonable notice and during regular business hours and under obligations of confidence.  Results of such review shall be made available to both PEI and MERRIMACK.  If either Party disputes the results of such review, such Party may submit the matter for resolution in accordance with Article XIV.  If the review reflects an overpayment of amounts payable by MERRIMACK, such overpayment shall be reimbursed to MERRIMACK, within [**] days after notification of the results by MERRIMACK to PEI, together with interest calculated in the manner provided in Section 9.10.  If the overpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, PEI shall pay all of the reasonable out-of-pocket expenses of such review.

Section 9.8                                      Method of Payment.  All amounts payable by a Party hereunder shall be paid by or on behalf of such paying Party in US Dollars.  With respect to sales of the Licensed Product invoiced in US Dollars, the Net Sales upon which royalties and sales milestone payments are payable shall be expressed in US Dollars.  With respect to sales of the Licensed Product invoiced in a currency other than US Dollars, the royalties and sales milestone payments are payable shall be expressed in their US Dollar equivalent, calculated using the applicable conversion rates for buying US Dollars published by The Wall Street Journal (Eastern Edition) on the last Business Day of the Calendar Quarter to which the royalty report relates.  All payments due to a Party hereunder shall be made by wire transfer directly to an account designated by such Party.

Section 9.9                                      Invoices.  Unless otherwise expressly stated in this Agreement, PEI shall invoice MERRIMACK, on a Calendar Quarter basis with respect to all costs to be reimbursed by MERRIMACK under this Agreement, including Development Costs incurred by PEI in the conduct of PEI’s activities under the Development Plan and FTE costs of PEI in connection with the transfer of Manufacturing Technology in accordance with Section 6.1(a) that become due and payable to PEI hereunder, and MERRIMACK shall pay PEI such invoiced amount within thirty (30) days following receipt thereof.

Section 9.10                                Late Payments.  Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest at the lesser of (a) [**] percentage points above the prime rate of interest of Citibank, N.A. as announced on the date such payment is due, or (b) the highest rate permitted by applicable Laws, calculated on the number of days such payments are overdue and compounded monthly.

Section 9.11                                Tax Withholding.

(a)                            As of the Effective Date, the Parties anticipate that no foreign withholding tax will apply to payments from MERRIMACK to PEI under this Agreement based on current Laws.  If, as a result of the assignment of this Agreement by MERRIMACK to an Affiliate or a Third Party outside of Bermuda, foreign withholding tax in excess of the foreign withholding tax amount that would have been payable in the absence of such assignment becomes payable with respect to any amount due to PEI under this Agreement, such amount due to PEI will be increased so that the amount actually paid to PEI (after withholding of the excess withholding tax) equals the amount that would have been payable to PEI in the absence of such excess withholding.  For purposes of clarity, except as specifically provided in the foregoing sentence,

MERRIMACK shall have no obligation to increase the amounts due to PEI under this Agreement to account for any withholding tax that may apply to such amounts.  MERRIMACK will provide PEI evidence of its payment of any withholding tax that reduces a payment to PEI hereunder.

(b)         The Parties shall reasonably cooperate in completing and filing documents required under the provisions of any applicable tax Laws or under any other applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

(c)         Prior to any payment by MERRIMACK to PEI in a Calendar Year, PEI will provide MERRIMACK with any relevant form required by the relevant tax authorities in order for PEI to attest its fiscal residence and accordingly obtain the application of the reduced withholding tax rate or the exemption from withholding tax, according to the relevant bilateral convention for the prevention of double taxation.  In the event PEI fails to return to MERRIMACK such forms duly completed and signed before a payment date, MERRIMACK will declare and pay withholding tax at the local common law rate applicable to the payments, and such tax will be deducted from the corresponding payment by MERRIMACK to PEI.  MERRIMACK will remit the withholding tax to the proper tax authority and proof of payment of such tax shall be secured and sent to PEI as evidence of such payment.

Section 9.12           Blocked Payments.  In the event that, by reason of applicable Laws in any country, it becomes impossible or illegal for MERRIMACK or its Affiliates or sublicensees, to transfer, or have transferred on its behalf, royalties or other payments to PEI, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of PEI in a recognized banking institution designated by PEI or, if none is designated by PEI within a period of [**] days, in a recognized banking institution selected by MERRIMACK or its Affiliates or sublicensees, as the case may be, and identified in a notice in writing given to PEI. The foregoing shall apply reciprocally to any payment that would be due by PEI to MERRIMACK hereunder.

Article X
Intellectual Property Ownership, Protection and Related Matters

Section 10.1           Ownership of Inventions.

(a)         Solely-Owned Inventions.  Each Party shall exclusively own all right, title and interest in and to all inventions made or conceived solely by the employees, agents, consultants or contractors of such Party or its Affiliates in the course of performing its activities under this Agreement.

(b)         Joint Know-How and Joint Patent Rights.  All Joint Know-How and Joint Patent Rights shall be owned jointly on the basis of each Party having an undivided interest in the whole.  Each Party covenants that it will not subject any such Joint Know-How or Joint Patent Rights to any lien, encumbrance, security interest or other imposition that would affect the other Party’s title or right to use the Joint Know-How or Joint Patent Rights or to sell or otherwise assign its rights thereunder without consent of the other Party, except as otherwise provided by the terms of this Agreement. Subject to the licenses granted herein and each Party’s payment obligations hereunder, each Party shall have the right to exploit such Joint Know-How and Joint Patent Rights without any duty to account to the other Party.

(c)         Inventorship.  For purposes of determining the Parties’ rights under this Agreement, the determination of inventorship shall be made in accordance with United States patent laws.  In the event of any dispute regarding inventorship, if the Parties are unable to resolve the dispute, the Parties shall jointly engage mutually acceptable independent US patent counsel not regularly employed by either Party (or, if the Parties are unable to mutually agree on such patent counsel, the LCIA shall appoint such patent counsel) to resolve such dispute.  The decision of such independent patent counsel shall be binding on the Parties with respect to the issue of inventorship.

Section 10.2           Prosecution and Maintenance of Patent Rights.

(a)         MERRIMACK Patent Rights outside the PEI Territory.  MERRIMACK shall have the sole right and option (but not the obligation), at its sole cost and expense, to Prosecute and Maintain any MERRIMACK Patent Rights outside the PEI Territory.

(b)         MERRIMACK Patent Rights in the PEI Territory and PEI Patent Rights and Joint Patent Rights Worldwide.  MERRIMACK, shall have the first right and option (but not the obligation), at its sole cost and expense, to Prosecute and Maintain the MERRIMACK Patent Rights in the PEI Territory and the PEI Patent Rights and Joint Patent Rights worldwide (collectively, the “Step-In Patent Rights”).  In the event that MERRIMACK elects not to file, prosecute, or maintain, or elects to abandon any Step-In Patent Right, or declines to control any related interference, opposition or similar proceedings, MERRIMACK shall give PEI reasonable written notice to this effect, sufficiently in advance to permit PEI, in its sole discretion and cost and expense, to undertake such Prosecution and Maintenance, without a loss of rights, and thereafter PEI may, upon written notice to MERRIMACK, Prosecute and Maintain such Step-In Patent Right.

(c)         Costs and Expenses.  As from the Effective Date, the Parties shall bear the costs of Prosecuting and Maintaining the Licensed Patent Rights in accordance with Section 10.2(a) and Section 10.2(b).

(d)         Cooperation.  Each Party agrees to cooperate with the other with respect to the Prosecution and Maintenance of the Licensed Patent Rights pursuant to this Section 10.2.  Each Party agrees, as applicable, to:

(i)          execute all such documents and instruments and perform such acts as may be reasonably necessary in order to permit the other Party to continue any Prosecution and Maintenance that such Party has elected not to pursue, as provided for in Section 10.2(b);

(ii)         make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to undertake Prosecution and Maintenance;

(iii)        with respect to the Step-In Patent Rights, provide (itself or through patent counsel) the other Party a copy of each proposed material correspondence pertaining to substantive Prosecution and Maintenance on the merits, reasonably in advance of any applicable filing or response deadline to allow the other Party to review and comment on the content of such proposed correspondence and advise the prosecuting Party as to the conduct of such Prosecution and Maintenance, which comments and advice the prosecuting Party will not unreasonably decline to follow, provided that doing so is consistent with the goal of obtaining optimal patent coverage for the Licensed Product;

(iv)        with respect to the Step-In Patent Rights, provide (itself or through patent counsel) the other Party with copies of all material correspondence pertaining to substantive Prosecution and Maintenance after its submission or receipt, as the case may be; and

(v)         seek patent term extensions, adjustments, and the like wherever available for the Step-In Patent Rights.

Section 10.3           Third Party Infringement.

(a)         Notice.  Each Party shall promptly report in writing to the other Party during the Term any (i) known or suspected infringement of any issued claims within the Licensed Patent Rights, or (ii) misappropriation of any of the Licensed Know-How of which such Party becomes aware.  In the event such known or suspected infringement or misappropriation involves the Development, manufacture, use or Commercialization of a product or product candidate that is or may be competitive with the Licensed Compound or the Licensed Product being Developed or Commercialized hereunder (“Competitive Infringement”), the reporting Party shall provide the other Party with all available evidence supporting such infringement, suspected infringement, misappropriation or suspected misappropriation.  Promptly after receipt of a notice of a Competitive Infringement, the Parties shall discuss in good faith the infringement and appropriate actions that could be taken to cause such infringement of Licensed Patent Rights or use of misappropriated Licensed Technology to cease.

(b)         Enforcement.

(i)          PEI shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened misappropriation or infringement of, or otherwise enforce, in the best commercial interests of the Licensed Product) the Licensed Technology against any Competitive Infringement in the PEI Territory, at PEI’s sole control and expense.  If PEI fails to initiate a suit or take other appropriate action that it has the initial right to initiate or take to protect the Licensed Technology against any Competitive Infringement in the PEI Territory within [**] days after becoming aware of the basis for such suit or action, then MERRIMACK may, in its discretion, initiate a suit or take other appropriate action that it believes is reasonably required to protect the Licensed Technology at issue.

(ii)          MERRIMACK shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened misappropriation or infringement of, or otherwise enforce, in the best commercial interests of the Licensed Product) the Licensed Technology against any Competitive Infringement outside the PEI Territory, at MERRIMACK’s sole control and expense.  If MERRIMACK fails to initiate a suit or take other appropriate action that it has the initial right to initiate or take to protect the Licensed Technology against any Competitive Infringement in the MERRIMACK Territory within [**] days after becoming aware of the basis for such suit or action, then PEI may, in its discretion, initiate a suit or take other appropriate action that it believes is reasonably required to protect the Licensed Technology at issue.

(c)         Infringement Actions other than Competitive Infringements.

(i)          In the event of a Third Party infringement of the MERRIMACK Patent Rights that is not a Competitive Infringement, MERRIMACK, at its own expense, will have the sole right, but not any obligation, to bring and control any legal action in any territory in connection with such infringement.

(ii)         In the event of a Third Party infringement of the PEI Patent Rights that is not a Competitive Infringement, PEI, at its own expense, will have the sole right, but not any obligation, to bring and control any legal action in any territory in connection with such infringement.

(d)         Conduct of Actions.  The Party initiating suit or action shall have the sole and exclusive right to select counsel for any suit initiated by it referred to in Section 10.3(b).  If required under applicable Law in order for the initiating Party to initiate or maintain such suit or action, the other Party shall join as a party to the suit or action.  Such other Party shall offer reasonable assistance to the initiating Party in connection therewith at no charge to the initiating Party except for payment of reasonable FTE costs at the FTE Rate and reimbursement of reasonable Out-of-Pocket Costs incurred in rendering such assistance. The Party filing any such suit or taking any such action shall provide the other Party with an opportunity to make suggestions and comments regarding such suit or action.  Thereafter, the Party filing any such suit or taking any such action shall, to the extent permitted by applicable Law, keep the other Party promptly informed, and shall from time to time consult with such other Party regarding the status of any such suit or action and shall provide such other Party with copies of all material documents (i.e., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.  The Party not initiating such suit or action shall cooperate with the Party initiating such suit or action to the extent reasonably requested in accordance with this Section 10.3(d), and shall have the right to participate and be represented in any such suit by its own counsel at its own expense.  MERRIMACK shall not conduct any such suit or action in a manner that materially places at risk the scope or validity of any PEI Patent Right or Joint Patent Right without the prior written approval of PEI, and MERRIMACK shall not settle or compromise any claim or proceeding relating to the PEI Patent Rights or Joint Patent Rights without obtaining the prior written consent of PEI, such consent not to be unreasonably withheld, conditioned or delayed.  PEI shall not conduct any such suit or action in a manner that materially places at risk the scope or validity of any MERRIMACK Patent Right or Joint Patent Right without the prior written approval of MERRIMACK, and PEI shall not settle or compromise any claim or proceeding relating to the

MERRIMACK Patent Rights or Joint Patent Rights without obtaining the prior written consent of MERRIMACK, such consent not to be unreasonably withheld, conditioned or delayed.

(e)         Recoveries.  With respect to any suit or action to protect a Step-In Patent Right in the MERRIMACK Territory or PEI Territory referred to in Section 10.3(b), any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(i)          first, the Party initiating the suit or action with respect to Licensed Technology shall be reimbursed for all costs and expenses in connection with such proceeding paid by such Party and not otherwise recovered; and

(ii)         second, any remainder shall be paid [**] percent ([**]%) to the Party initiating such suit or action and [**] percent ([**]%) to the other Party.

Section 10.4           Claimed Infringement.  In the event that a Party becomes aware of any claim or threat of claim that the Development, manufacture or Commercialization of the Licensed Compound or the Licensed Product by PEI or MERRIMACK hereunder infringes or misappropriates the intellectual property rights of any Third Party, such Party shall promptly notify the other Party.  Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions, any declaratory judgment actions, any alleged infringement of Third Party Patent Rights or any alleged misappropriation of Third Party Know-How.  Such notices shall be provided promptly, but in no event after more than fifteen (15) days following receipt thereof.  In any such instance, the Parties shall cooperate, subject to Section 4.5, in undertaking an appropriate course of action.

Section 10.5           Patent Invalidity Claim.

(a)         If a Third Party at any time asserts a claim that any MERRIMACK Patent Right or Joint Patent Right is invalid or otherwise unenforceable (“MERRIMACK Invalidity Claim”), whether as a defense in an infringement action brought by MERRIMACK or PEI pursuant to Section 10.3 or in an action brought against MERRIMACK or PEI under Section 10.4, including any declaratory judgment action, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim.  PEI shall not settle or compromise any MERRIMACK Invalidity Claim without the consent of MERRIMACK, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)         If a Third Party at any time asserts a claim that any PEI Patent Right is invalid or otherwise unenforceable (“PEI Invalidity Claim”), whether as a defense in an infringement action brought by MERRIMACK or PEI pursuant to Section 10.3 or in an action brought against MERRIMACK or PEI under Section 10.4, including any declaratory judgment action, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim.  MERRIMACK shall not settle or compromise any PEI Invalidity Claim without the consent of PEI, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.6           Patent Marking.  Each Party agrees to comply with the patent marking statutes in each country in which the Licensed Product is sold by such Party, its Affiliates or sublicensees.

Article XI
Confidentiality

Section 11.1           Confidential Information.  All Confidential Information disclosed by a Party or any of its Affiliates (the “disclosing Party”) to the other Party or any of its Affiliates (the “receiving Party”) during the Term shall not be used by the receiving Party or any of its Affiliates except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party and its Affiliates (except as set forth in the remainder of this Article XI), and shall not otherwise be disclosed by the receiving Party or its Affiliates to any Person that is not a Party or one of its Affiliates (except as set forth in the remainder of this Article XI), without the prior written consent of the disclosing Party, except to the extent that the receiving Party can show that:

(a)          the Confidential Information was known to the receiving Party or any of its Affiliates prior to its date of disclosure to the receiving Party;

(b)         the Confidential Information, either before or after the date of the disclosure to the receiving Party hereunder, is lawfully disclosed to the receiving Party or any of its Affiliates by sources other than the disclosing Party rightfully in possession of the Confidential Information;

(c)         the Confidential Information, either before or after the date of the disclosure to the receiving Party hereunder, becomes published or generally known to the public through no fault or omission on the part of the receiving Party;

(d)         the Confidential Information is independently developed by or for the receiving Party or any of its Affiliates without reference to or reliance upon the disclosing Party’s Confidential Information;

(e)         such disclosure is reasonably necessary to Prosecute and Maintain the Licensed Patent Rights;

(f)          such disclosure is reasonably necessary to be filed with a Regulatory Authority in connection with the Licensed Compound or the Licensed Product; or

(g)         such disclosure is reasonably necessary to enforce the provisions of this Agreement.

If the receiving Party is required by a governmental authority or by order of a court of competent jurisdiction to disclose any of the disclosing Party’s Confidential Information, the receiving Party will give the disclosing Party prompt written notice thereof and the receiving Party will take reasonable and lawful actions to avoid or minimize the degree of such disclosure. The receiving Party will cooperate reasonably with the disclosing Party in any efforts to seek a protective order.  Notwithstanding the foregoing, (i) the status, prospects and objectives of the Development activities (other than such status, prospects and objectives arising from the Ongoing Clinical Studies described in Section 1.56(a) or Section 1.56(b)) conducted pursuant to the Development Plan for the Licensed Compound and the Licensed Product outside of the PEI Territory and (ii) all Know-How developed in the Development Program (other than such Know-How arising from the Ongoing Clinical Studies described in Section 1.56(a) or Section 1.56(b)), shall be deemed the Confidential Information of MERRIMACK, with MERRIMACK deemed to be the disclosing Party and PEI deemed to be the receiving Party with respect thereto. Nothing in this paragraph will affect the ownership of any Know-How or information.

Section 11.2           Employee, Director, Consultant and Advisor Obligations.  MERRIMACK and PEI each agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s respective employees, directors, consultants, agents and advisors, and to the employees, directors, consultants, agents and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement and who are bound by obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Agreement.  Each Party shall remain responsible for any failure by any of such Party’s Affiliates, employees, directors, consultants, agents and advisors to treat such Confidential Information as required under Section 11.1.

Section 11.3           Protection of Certain Confidential Information of PEI.  Subject to applicable Laws and any ethical obligations binding PEI that would require such disclosure, PEI agrees to use reasonable efforts not to disclose to Third Parties, other than under appropriate confidentiality obligations, its own Confidential Information existing as of the Effective Date, and any Confidential Information of PEI arising prior to or after the Effective Date from the Ongoing Clinical Studies described in Section 1.56(a) or Section 1.56(b), that materially relates to the Licensed Compound and the Licensed Product in any manner that would adversely affect MERRIMACK’s Development or Commercialization of the Licensed Compound or the Licensed Product, without first consulting with MERRIMACK.

Section 11.4           Publicity.

(a)         Initial Press Release.  Upon execution of this Agreement, the Parties shall each separately issue a press release announcing the execution of this Agreement, substantially in the form of Exhibit F-1 or Exhibit F-2 attached hereto, as applicable, and PEI may also issue a translation in the Chinese language of the form of press release attached as Exhibit F-2.

(b)         Subsequent Disclosures by PEI.  After such initial press release, except as provided in clause (c) below, PEI shall not issue a press release or public announcement relating to the Licensed Compound, Licensed Product or this Agreement without the prior written approval of MERRIMACK, which approval shall not be unreasonably withheld, conditioned or delayed, except that PEI may:

(i)          issue such press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by PEI and such press release or public announcement does not contain MERRIMACK’s name;

(ii)         issue such a press release or public announcement if required by applicable Law, including by the rules or regulations of the SEC or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ; and

(iii)        issue such a press release or public announcement regarding:

(A)        the commencement, completion or “top-line” results of preclinical and clinical studies of the Licensed Compound or the Licensed Product conducted by PEI in accordance with Section 4.2(b)(iii);

(B)         the completion of subject enrollments for clinical studies of the Licensed Compound or the Licensed Product conducted by PEI in accordance with Section 4.2(b)(iii);

(C)         the filing by PEI for or receipt of Marketing Authorization with respect to the Licensed Compound or the Licensed Product in the PEI Territory; and

(D)        PEI’s Commercialization activities in the PEI Territory with respect to the Licensed Compound or the Licensed Product hereunder, including the development of sales, marketing and medical infrastructure and management changes to support Development and Commercialization activities in the PEI Territory.

in each case under clause (i), (ii) or (iii) after first notifying MERRIMACK of such planned press release or public announcement at least [**] Business Days in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements made pursuant to the foregoing clause (ii), with as much advance notice as possible under the circumstances if it is not possible to provide notice at least [**] Business Days in advance) for the sole purpose of allowing MERRIMACK to review the proposed press release or public announcement.  PEI shall modify any such press release or public announcement as reasonably requested by MERRIMACK to remove any Confidential Information of MERRIMACK and shall include in such press release or public announcement made pursuant to the foregoing clause (ii) only such information relating to the Licensed Compound, Licensed Product or this Agreement as is required by such applicable Law.

(c)   Publications.

(i)        Research or Development Conducted Prior to Effective Date or Under Section 4.2(b)(iii). PEI shall have the right to publish the results of any research or Development relating to the Licensed Compound or the Licensed Product conducted by PEI prior to the Effective Date or pursuant to Section 4.2(b)(iii), after providing a copy of the material intended for publication or presentation to MERRIMACK for review and comment at least [**] days prior to the date of publication, if such material is an article or manuscript, or [**] days before publication or presentation, if such material is a presentation or an abstract. PEI will reasonably consider MERRIMACK’s comments on such publications and presentations and, subject to applicable Laws or ethical obligations to which PEI is subject and PEI’s obligations to Third Parties, PEI will ensure that such publications and presentations are consistent with any publications strategy established by the JDC under Section 3.2(b)(vi). Any such publication or presentation shall appropriately acknowledge the support of MERRIMACK, if applicable.

(ii)       Research or Development Conducted Jointly Under the Development Plan. At least [**] days prior to the date of publication, if such material is an article or manuscript, or [**] days before publication or presentation, if such material is a presentation or an abstract, MERRIMACK will provide to PEI for PEI’s review and comment a copy of any publication or presentation that includes the results of any research or Development relating to the Licensed Compound or the Licensed Product conducted jointly by the Parties.  MERRIMACK will reasonably consider PEI’s comments on such publications and presentations and, subject to applicable Laws or ethical obligations to which MERRIMACK is subject and MERRIMACK’s obligations to Third Parties, MERRIMACK will ensure that such publications and presentations are consistent with any publications strategy established by the JDC under Section 3.2(b)(vi).  Any such publication or presentation shall appropriately acknowledge the efforts and support of PEI.

(iii)      Other Publications.  Except as provided in this Section 11.4(c) or as otherwise agreed by the Parties or required by any publications strategy established by the JDC under Section 3.2(b)(vi), MERRIMACK will have no obligation to provide to PEI any press releases, publications, presentations or other public disclosures arising from the activities contemplated under this Agreement prior to their publication or disclosure.  MERRIMACK will ensure that all public disclosures it makes relating to the activities contemplated under this Agreement or MERRIMACK’s exercise or the rights granted it under this Agreement will be consistent with any publications strategy established by the JDC under Section 3.2(b)(vi), and MERRIMACK will provide to PEI a copy of each press release, scientific publication, scientific presentation and other written or electronic scientific public disclosure promptly after such disclosure is made. Any such scientific publication or presentation shall appropriately acknowledge the efforts and support of PEI, as applicable.

Section 11.5           Other Disclosures.  Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to disclose Confidential Information or the terms of this Agreement (as applicable):

(i)          to investors, potential investors, lenders, potential lenders, acquirers, potential acquirers, investment bankers and other Third Parties in connection with financing, partnering and acquisition activities, solely under obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Article XI;

(ii)         to sublicensees, potential sublicensees, collaborators, potential collaborators, and Third Party contractors for purposes of engaging in the Development, manufacture or Commercialization of the Licensed Compound or the Licensed Product as contemplated hereunder, solely under obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Article XI;

(iii)        as required by applicable Laws, including rules of the SEC or similar regulatory agency in a country other than the United States or of any stock exchange or other securities trading institution.  In the event that this Agreement shall be included in any report, statement or other document filed by either Party or an Affiliate of either Party with the SEC or similar regulatory agency in a country other than the United States or any stock exchange or other securities trading institution, such Party shall use, or shall cause such Party’s Affiliate, as the case may be, to use, reasonable efforts to obtain confidential treatment from the SEC, similar regulatory agency, stock exchange or other securities trading institution of any financial information or other information of a competitive or confidential nature, and shall include in such confidentiality request such provisions of this Agreement as may be reasonably requested by the other Party.

Section 11.6           Clinical Trial Registry and Results Databank.  Each of MERRIMACK and PEI shall have the obligation to the extent required by applicable Laws or regulations to publish registration information and summaries of data and results from any human clinical trials conducted by such Party under this Agreement on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov or other publicly available websites such as www.clinicalstudyresults.org, without requiring the consent of the other Party. The content of such publication shall be submitted to the JDC for prior approval.

Section 11.7           Term.  All obligations of confidentiality imposed under this Article XI shall expire five (5) years following termination of this Agreement.

Article XII
Representations and Warranties

Section 12.1           Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a)         such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)         such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)         this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court;

(d)         the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or binding understanding, oral or written, to which it is a party or by which it is bound, nor to the best of its knowledge violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

(e)         no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements, to conduct Clinical Trials or to seek or obtain Marketing Authorizations.

Section 12.2           Representations and Warranties of PEI.  PEI hereby represents and warrants to MERRIMACK, as of the Effective Date, that, except as PEI has disclosed to MERRIMACK as of the Effective Date:

(a)         PEI exclusively owns or otherwise Controls all of the rights, title and interest in and to the PEI Licensed Technology necessary to grant, and has the right to grant, all rights and licenses it purports to grant to MERRIMACK with respect to the PEI Licensed Technology under this Agreement;

(b)         PEI has not granted any right or license, to any Third Party relating to any of the PEI Licensed Technology, that would conflict with, or limit the scope of, any of the rights or licenses granted to MERRIMACK hereunder;

(c)         PEI has not granted any liens or security interests on the PEI Licensed Technology;

(d)         To PEI’s knowledge, after reasonable inquiry with respect to employees of PEI, it has not (i) employed or used any contractor or consultant that employs any individual or entity debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States) or, (ii) employed any individual or entity that is the subject of an FDA debarment or disqualification investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in each of clauses (i) and (ii) in the conduct of Development activities directed to the Licensed Compound or the Licensed Product;

(e)         Except as previously disclosed to MERRIMACK with respect to the Clinical Trial known as [**] (which has been terminated) and the Phase I Clinical Study known as [**], none of the Clinical Trials conducted by PEI with respect to the Licensed Compound has been subject to a [**] by a Regulatory Authority;

(f)          PEI has not received any written allegation from a Third Party that any of the PEI Patent Rights is invalid or unenforceable and PEI has not received any written notice that any PEI Patent Right is subject to interference, reexamination, reissue, revocation, opposition, appeal or other administrative proceedings;

(g)         PEI has not received, with respect to the PEI Patent Rights or the PEI Know-How, any written notice of infringement or misappropriation or any other written communication relating to a possible infringement or misappropriation of any Patent Rights or any Know-How Controlled by a Third Party with respect to the Licensed Compound or the Licensed Product or uses thereof;

(h)         PEI has taken reasonable measures to protect the confidentiality of the PEI Know-How, and, to PEI’s knowledge, no event has occurred which has resulted in the unauthorized use or disclosure of the PEI Know-How by PEI or its personnel of any material part of the PEI Know-How or which otherwise resulted in any material part of the PEI Know-How entering the public domain;

(i)          To the actual knowledge of PEI’s Chief Executive Officer, Senior Manager of Intellectual Property and Contract, Associate Director of Clinical Research and Senior Manager of CMC, after reasonable inquiry, PEI has disclosed or made available to MERRIMACK, on or before the Effective Date, all material information and data in its possession regarding the Licensed Compound, the Licensed Product, the PEI Patent Rights and the PEI Know-How (other than any such information and data that PEI received from MERRIMACK or its Affiliates under the 2005 License Agreement or otherwise); and

(j)          The list of Regulatory Documentation set forth in Exhibit E is a true, correct and complete list of all Regulatory Documentation for the Licensed Compound or the Licensed Product outside the PEI Territory that is Controlled by PEI.

Section 12.3           Representations and Warranties of MERRIMACK.  MERRIMACK hereby represents and warrants to PEI, as of the Effective Date, that, except as MERRIMACK has disclosed to PEI as of the Effective Date:

(a)         MERRIMACK exclusively owns or otherwise Controls all of the rights, title and interest in and to the MERRIMACK Licensed Technology necessary to grant, and has the right to grant, all rights and licenses it purports to grant to PEI with respect to the MERRIMACK Licensed Technology under this Agreement;

(b)         Neither MERRIMACK nor any of its Affiliates has granted any right or license, to any Third Party relating to any of the MERRIMACK Licensed Technology, that would conflict with, or limit the scope of, any of the rights or licenses granted to PEI hereunder;

(c)         Neither MERRIMACK nor any of its Affiliates has granted any liens or security interests on the MERRIMACK Licensed Technology;

(d)         To MERRIMACK’s and its Affiliates’ knowledge, after reasonable inquiry with respect to employees of MERRIMACK and its Affiliates, neither MERRIMACK nor any of its Affiliates has (i) employed or used any contractor or consultant that employs any individual or entity debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States) or, (ii) employed any individual or entity that is the subject of an FDA debarment or disqualification investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in each of clauses (i) and (ii) in the conduct of Development activities directed to the Licensed Compound or the Licensed Product;

(e)         (i) neither MERRIMACK nor any of its Affiliates has received any written allegation from a Third Party that any of the MERRIMACK Patent Rights is invalid or unenforceable and (ii) neither MERRIMACK nor any of its Affiliates has received any written notice that any MERRIMACK Patent Right is subject to interference, reexamination, reissue, revocation, opposition, appeal or other administrative proceedings;

(f)          Neither MERRIMACK nor any of its Affiliates has received, with respect to the MERRIMACK Patent Rights or the MERRIMACK Know-How, any written notice of infringement or misappropriation or any other written communication relating to a possible infringement or misappropriation of any Patent Rights or any Know-How Controlled by a Third Party with respect to the Licensed Compound or the Licensed Product;

(g)         MERRIMACK and its Affiliates have taken reasonable measures to protect the confidentiality of the MERRIMACK Know-How, and, to MERRIMACK’s and its Affiliates’ knowledge, no event has occurred which has resulted in the unauthorized use or disclosure of the MERRIMACK Know-How by MERRIMACK, its Affiliates or any of their personnel of any material part of the MERRIMACK Know-How or which otherwise resulted in any material part of the MERRIMACK Know-How entering the public domain; and

(h)         To MERRIMACK’s and its Affiliates’ knowledge, MERRIMACK and its Affiliates have disclosed or made available to PEI, on or before the Effective Date, all material information and data in its possession and not obtained from PEI regarding the Licensed Compound, the Licensed Product, the MERRIMACK Patent Rights in the MERRIMACK Territory and the MERRIMACK Know-How.

Section 12.4           Mutual Covenants.  Each Party hereby covenants to the other Party that:

(a)         All employees of such Party or its Affiliates working under this Agreement will be under confidentiality obligations consistent with Article XI and the obligation to assign all right, title and interest in and to their inventions and discoveries arising in the performance of such work, whether or not patentable, to such Party as the sole owner thereof;

(b)         To its knowledge, such Party will not (i) employ or use any contractor or consultant that employs any individual or entity debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States) or, (ii) employ any individual who or entity that is the subject of an FDA debarment or disqualification investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in each of clauses (i) and (ii) in the conduct of its activities under this Agreement;

(c)         Such Party shall perform its activities pursuant to this Agreement in compliance in all material respects with applicable Laws;

(d)         Each Party will, in performing its obligations under this Agreement, comply in all material respects with all applicable FDA and other current international regulatory requirements and standards, including FDA’s current Good Manufacturing Practices, Good Laboratory Practices, and Good Clinical Practices, and comparable foreign regulatory standards, and other applicable rules, regulations and requirements;

(e)         Neither Party shall, during the Term, grant any right or license to any Third Party or take any other action, or permit any action to be taken, relating to any of the intellectual property rights it owns or Controls as of the Effective Date or thereafter which would conflict with, or limit the scope of, any of the rights or licenses granted or to be granted to the other Party hereunder; and

(f)    Neither Party shall permit any agreement (including, with respect to MERRIMACK, the 2005 License Agreement) or arrangement under which such Party owns or otherwise Controls (other than pursuant to this Agreement) Licensed Technology to be modified or terminated (in whole or in part) in a manner that adversely affects the other Party’s rights under this Agreement without the other Party’s prior written consent.

Section 12.5           DISCLAIMER.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY DISCLAIMS ANY WARRANTIES WITH REGARDS TO:  (A) THE SUCCESS OF ANY STUDY OR TEST COMMENCED UNDER THIS AGREEMENT; (B) THE SAFETY OR USEFULNESS FOR ANY PURPOSE OF THE TECHNOLOGY OR MATERIALS, INCLUDING ANY COMPOUNDS, IT PROVIDES OR DISCOVERS UNDER THIS AGREEMENT; OR (C) THE VALIDITY, ENFORCEABILITY OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR TECHNOLOGY IT PROVIDES OR LICENSES TO THE OTHER PARTY UNDER THIS AGREEMENT.

Article XIII
Term and Termination

Section 13.1           Term.  This Agreement shall become effective as of the Effective Date and will remain in effect unless all rights granted to both Parties are terminated as set forth in this Article XIII, (the “Term”).

Section 13.2           Survival of Licenses upon Expiration of Royalty Term in a Country.  Notwithstanding anything herein, on a country-by-country basis:

(a)           upon the expiration of all royalty payment obligations of MERRIMACK hereunder for the Licensed Product in a country in the MERRIMACK Territory at the end of the applicable Royalty Term (but not upon a termination of MERRIMACK’s rights and licenses hereunder in such country prior to the end of the applicable Royalty Term), the licenses granted to MERRIMACK in Section 8.2(a) shall be deemed to be perpetual, fully paid-up and irrevocable with respect to the Licensed Product in such country;

(b)           upon the earliest of (i) expiration of all royalty payment obligations of MERRIMACK hereunder for the Licensed Product in all Major Asian Countries and Major EU Countries if MERRIMACK’s rights and licenses hereunder in such countries have not been terminated prior to such expiration, (ii) expiration of all royalty payment obligations of both MERRIMACK and PEI hereunder for the Licensed Product in all Major Asian Countries and Major EU Countries if MERRIMACK’s rights and licenses hereunder in one or more of such countries have been terminated prior to the expiration of MERRIMACK’s royalty payment obligations hereunder in one or more of such countries or (iii) the termination of PEI’s rights and licenses hereunder in the PEI Territory (but, as to each of the foregoing clauses (i), (ii) and (iii), not following a termination of MERRIMACK’s rights and licenses hereunder in the MERRIMACK ROW Territory prior thereto), the licenses granted to MERRIMACK in Section 8.2(a) shall be deemed to be perpetual, fully paid-up and irrevocable with respect to the Licensed Product in the MERRIMACK ROW Territory;

(c)           upon the expiration or earlier termination of all royalty payment obligations of MERRIMACK hereunder for the Licensed Product in all Major Asian Countries and Major EU Countries (but not following a termination of PEI’s rights and licenses hereunder in the PEI Territory prior to the end of such Royalty Terms pursuant to Section 13.3(a)(iii)), the licenses granted to PEI in Section 8.1(a) shall be deemed to be perpetual and irrevocable with respect to the Licensed Product in the PEI Territory; and

(d)           in the event PEI receives licenses in what was formerly the MERRIMACK Territory under Section 13.5(b)(i)(D) or Section 13.5(b)(i)(E) then, upon the expiration of all royalty payment obligations of PEI hereunder for the Licensed Product in a country at the end of the applicable Terminated Territory Royalty Term (but not upon a termination of PEI’s rights and licenses hereunder in such country prior to the end of the applicable Terminated Territory Royalty Term), the licenses granted to PEI under Section 13.5(b)(i)(D) or Section 13.5(b)(i)(E) shall be deemed to be perpetual, fully paid-up and irrevocable with respect to the Licensed Product in such country.

Section 13.3           Termination for Material Breach.

(a)   Upon any material breach of this Agreement by a Party (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may deliver notice of such breach to the Breaching Party. If the Breaching Party fails to cure such breach within the [**] day period after delivery of such notice, then, upon written notice from the Non-Breaching Party to the Breaching Party, and subject to Section 13.3(b), (i) if MERRIMACK is the Breaching Party and such material breach relates to activity in, or otherwise materially affects, the MERRIMACK Asia Territory and/or the MERRIMACK Europe Territory, this Agreement will, subject to Section 13.2(a), terminate in accordance with Section 13.5(b) with respect to, as applicable, the MERRIMACK Asia Territory and/or the MERRIMACK Europe Territory to the extent the activity relating to the material breach took place in or otherwise materially affected the MERRIMACK Asia Territory and/or the MERRIMACK Europe Territory; (ii) if MERRIMACK is the Breaching Party and such material breach is a MERRIMACK ROW Territory Breach that relates to activity in, or otherwise materially affects, the MERRIMACK ROW Territory, this Agreement will, subject to Section 13.2(b), terminate with respect to the MERRIMACK ROW Territory in accordance with Section 13.5(b); or (iii) if PEI is the Breaching Party, this Agreement will, subject to Section 13.2(c) and 13.2(d), terminate in accordance with Section 13.5(a).

(b)   If a Party gives notice of termination under this Section 13.3, and the other Party disputes whether such termination is proper, then the issue of whether or not such termination is proper may be submitted by either Party for resolution in accordance with Article XIV (provided that the Parties will not be required to repeat any steps in the process set forth in Article XIV that the Parties have already completed in the course of discussions regarding the alleged material breach that is the basis for the notice of termination), and this Agreement shall remain in full force and effect until such dispute is resolved.

(i)            In the event such dispute is submitted for arbitration, the arbitrators will be instructed that, if the arbitrators find that the Breaching Party disputed such termination in good faith, and the arbitrators render an award finding the Breaching Party is in material breach of this Agreement, the arbitrators shall include in such award (A) an explanation of what specific steps the Breaching Party is required to follow in order to cure such material breach and (B) a time period that is as short as practicable during which the Breaching Party may cure such material breach in order to avoid termination.  If the Breaching Party promptly and diligently complies with such arbitration award after the arbitration award upholding such basis for termination is issued, then this Agreement shall remain in full force and effect.  If the Breaching Party does not promptly and diligently comply with such arbitration award, then this Agreement (either with respect to one or more Terminated Territories or in its entirety, as applicable) shall terminate based on such material breach as provided in Section 13.3(a) and the Breaching Party shall have no further right to cure such material breach.  The arbitration award shall also provide that, if there is a dispute whether the Breaching Party has promptly and diligently complied with such arbitration award, then either Party may submit such dispute to the arbitrators who made the award for an expedited determination of whether the Breaching Party has promptly and diligently complied with such arbitration award.

(ii)           If as a result of the dispute resolution process it is determined that the Breaching Party is in material breach of this Agreement and did not dispute termination in good faith, this Agreement (either with respect to one or more Terminated Territories or in its entirety, as applicable) shall terminate as provided in Section 13.3(a).

(iii)          If as a result of the dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in full force and effect.

Section 13.4           Termination for Convenience.  MERRIMACK shall have the right to terminate this Agreement with respect to the MERRIMACK Europe Territory, the MERRIMACK Asia Territory, the MERRIMACK ROW Territory, or some or all of them, effective at any time following the second anniversary of the Effective Date, for any or no reason.  MERRIMACK shall give PEI ninety (90) days prior written notice of any such termination.

Section 13.5           Effect of Termination.

(a)         If this Agreement is terminated by MERRIMACK for PEI’s material breach under Section 13.3, then, subject to Section 13.2, the following provisions shall apply, effective as of the effective date of termination:

(i)         The rights and licenses granted by MERRIMACK to PEI under Section 8.1 will automatically terminate, and PEI will immediately cease all activities that involve the use of any MERRIMACK Licensed Technology or anything based on any MERRIMACK Licensed Technology, except any such activities that are necessary to protect the health, safety and welfare of subjects in any Clinical Trial that is ongoing as of the date of termination;

(ii)        the MERRIMACK Territory shall be expanded to include the PEI Territory, but MERRIMACK will have no diligence obligations with respect to the Development and Commercialization of the Licensed Compound and the Licensed Product in or for the PEI Territory and, notwithstanding anything to the contrary in Section 8.2, Article IX, Section 13.5(a)(iii) or Section 13.5(a)(vi), MERRIMACK will have [**] with respect to the Licensed Compound or the Licensed Product in the PEI Territory;

(iii)       PEI hereby grants to MERRIMACK, exercisable from and after the effective date of the termination of this Agreement, an exclusive, perpetual, irrevocable, royalty-free, fully paid-up license, with the right to grant sublicenses, under the PEI Licensed Technology and PEI’s interest in the Joint Technology, to research, have researched, develop, have developed, make, have made, use, offer for sale, sell, have sold, import and export the Licensed Compound and the Licensed Product in the Field in the PEI Territory;

(iv)       the royalty obligations of MERRIMACK under Article IX shall be reduced to [**] percent ([**]%) of the royalty amounts otherwise payable by MERRIMACK under Article IX, but, for the avoidance of doubt, such reduction shall not apply to [**], and MERRIMACK will have no further diligence obligations with respect to the Development and Commercialization of the Licensed Compound and the Licensed Product in or for the MERRIMACK Territory;

(v)        PEI shall promptly transfer and assign possession, ownership and control to MERRIMACK of all Regulatory Approvals and Regulatory Documentation and other technical and other information and materials in PEI’s Control that are necessary or useful for the Development, manufacture or Commercialization of the Licensed Compound or the Licensed Product and shall cooperate with MERRIMACK in the notification of all applicable Regulatory Authorities in connection with such transfer; and

(vi)       subject to Section 13.6, and except as otherwise provided above in this Section 13.5(a), the Parties will have no further rights or obligations under this Agreement, except that the following provisions will survive such termination in accordance with their terms: Article I, Article II, Section 4.2(d)(ii), Section 4.2(d)(iii)(A), Section 4.2(d)(iii)(C), Section 4.6(b), Section 8.2(a), Section 8.2(b)(ii), Section 8.3, Section 8.4(a)(ii) and Section 8.4(b)(ii) (in accordance with their terms; provided that the obligations under Section 8.4(a)(ii) and Section 8.4(b)(ii), to the extent not expiring sooner in accordance with their terms, shall terminate on the [**] anniversary of the effective date of such termination), Section 8.5, Section 8.6, Article IX (as modified above in this Section 13.5(a)), Section 10.1, Section 10.2 and Section 10.3 (except with regard to PEI’s right to Prosecute and Maintain and enforce the MERRIMACK Patent Rights in the PEI Territory or to share in any recoveries related to such enforcement under

Section 10.3(e)), Article XI, Section 12.5, Section 13.2, Section 13.5, Section 13.6, Article XIV, Article XV and Article XVI.

(b)           If this Agreement is terminated by PEI in its entirety or with respect to some but not all of the MERRIMACK Asia Territory, the MERRIMACK Europe Territory or the MERRIMACK ROW Territory for MERRIMACK’S material breach under Section 13.3, or by MERRIMACK under Section 13.4 in its entirety or with respect to some but not all of the MERRIMACK Asia Territory, the MERRIMACK Europe Territory or the MERRIMACK ROW Territory, then, subject to Section 13.2, the following provisions shall apply, effective as of the effective date of termination:

(i)            If the Terminated Territory includes some or all of the MERRIMACK Territory then, with regard only to those portions of the MERRIMACK Territory that are part of the Terminated Territory (and not with respect to the MERRIMACK ROW Territory):

(A)          such portions of the Terminated Territory will no longer be part of the MERRIMACK Territory, the rights and licenses granted by PEI to MERRIMACK under Section 8.2 with respect to such Terminated Territory will automatically terminate, and MERRIMACK will immediately cease all activities that involve the use of any PEI Licensed Technology or anything based on any PEI Licensed Technology in or for such Terminated Territory, except any such activities that are necessary to protect the health, safety and welfare of subjects in any Clinical Trial that is ongoing as of the date of termination;

(B)           the PEI Territory will be expanded to include such Terminated Territory, but PEI will have no diligence obligations with respect to the Development and Commercialization of the Licensed Compound and the Licensed Product in or for such Terminated Territory and, notwithstanding anything to the contrary in Section 8.1, PEI will have the royalty obligations set forth below in Sections 13.5(b)(i)(D) and 13.5(b)(i)(E), as applicable;

(C)           MERRIMACK shall grant to PEI, exercisable from and after the effective date of the termination of this Agreement with respect to such Terminated Territory, an exclusive, perpetual, irrevocable, royalty-bearing (as provided in Section 13.5(b)(i)(D) and Section 13.5(b)(i)(E)) license, with the right to grant sublicenses, under the MERRIMACK Licensed Technology and MERRIMACK’s interest in the Joint Technology, in such Terminated Territory to research, have researched, develop, have developed, make, have made, use, offer for sale, sell, have sold import and export the Licensed Compound and the Licensed Product in the Field in such Terminated Territory;

(D)          if such Terminated Territory includes the MERRIMACK Asia Territory, PEI shall pay MERRIMACK a royalty of [**] percent ([**]%) of Net Sales (for such purposes, with PEI substituted for MERRIMACK in the definition of Net Sales) of the Licensed Product in the MERRIMACK Asia Territory in accordance with the terms and conditions of Article IX (for such purposes, with PEI substituted for MERRIMACK and MERRIMACK substituted for PEI and the Terminated Territory Royalty Term substituted for the Royalty Term) provided that, for clarity, PEI will have [**] to pay any milestones to MERRIMACK;

(E)           if such Terminated Territory includes the MERRIMACK Europe Territory, PEI shall pay MERRIMACK a royalty of [**] percent ([**]%) of Net Sales (for such purposes, with PEI substituted for MERRIMACK in the definition of Net Sales) of the Licensed Product in the MERRIMACK Europe Territory in accordance with the terms and conditions of Article IX (for such purposes, with PEI substituted for MERRIMACK and MERRIMACK substituted for PEI and the Terminated Territory Royalty Term substituted for the Royalty Term); provided that, for clarity, PEI will have [**] to pay any milestones to MERRIMACK; and

(F)           subject to MERRIMACK’s retained license rights outside of such Terminated Territory, MERRIMACK shall promptly transfer and assign possession, ownership and control to PEI of all Regulatory Approvals for the Licensed Product in such Terminated Territory and any Regulatory Documentation and other technical and other information and materials in MERRIMACK’s Control that are necessary or useful for the Development, manufacture or Commercialization of the Licensed Compound or the Licensed Product solely in such Terminated Territory, and shall cooperate with PEI in the notification of all applicable Regulatory Authorities in connection with such transfer.

(ii)           If the Terminated Territory includes the MERRIMACK ROW Territory then, with regard only to the MERRIMACK ROW Territory, the rights and licenses granted by PEI to MERRIMACK under Section 8.2 with respect to the MERRIMACK ROW Territory will automatically terminate, and MERRIMACK will immediately cease all activities that involve the use of any PEI Licensed Technology or anything based on PEI Licensed Technology in or for the MERRIMACK ROW Territory, except any such activities that are necessary to protect the health, safety and welfare of subjects in any Clinical Trial that is ongoing as of the date of termination.

(iii)          In addition, if the Terminated Territory includes the entire MERRIMACK Territory and the MERRIMACK ROW Territory, MERRIMACK will assign back to PEI, without any additional compensation to MERRIMACK, its one-half undivided interest in the Licensed Compound Information and Manufacturing Information assigned by PEI to MERRIMACK pursuant to Section 4.2(d)(ii).

(iv)          With regard to the entire Terminated Territory, subject to Section 13.6, and except as otherwise provided above in this Section 13.5(b), the Parties will have no further rights or obligations under this Agreement with regard to such Terminated Territory, except that the following provisions will survive such termination in accordance with their terms: Article I, Article II, Section 4.2(d)(iii)(B), Section 4.2(d)(iii)(C), Section 4.6(b), Section 8.1(a), Section 8.1(b)(ii), Section 8.3, Section 8.4(a)(i) (but only to the extent MERRIMACK retains rights to the PEI Licensed Technology in one or more countries outside the PEI Territory as expanded pursuant to Section 13.5(b)(i)(B)), Section 8.4(b)(i), Section 8.4(a)(ii) and Section 8.4(b)(ii) (in accordance with their terms; provided that the obligations under Section 8.4(a)(ii) and Section 8.4(b)(ii), to the extent not expiring sooner in accordance with their terms, shall terminate on the [**] anniversary of the effective date of such termination), Section 8.5, Section

8.6, Article IX (with regard to accrued but unpaid amounts due to PEI from MERRIMACK relating to portions of the Terminated Territory that were formerly part of the MERRIMACK Territory, and any royalty obligations of PEI under Section 13.5(b)(i)(D) and Section 13.5(b)(i)(E)), Section 10.1, Section 10.2 and Section 10.3 (except with regard to MERRIMACK’s right to Prosecute, Maintain and enforce the PEI Patents Rights in the Terminated Territory or to share in any recoveries related to such enforcement under Section 10.3(e)), Article XI, Section 12.5, Section 13.2, Section 13.5, Section 13.6, Article XIV, Article XV and Article XVI.

Section 13.6           Accrued Rights.  The termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination.  Any termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for the Licensed Product sold prior to such termination. Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

Article XIV
Dispute Resolution

Section 14.1           Disputes; Executive Officers.

(a)         In the event any dispute arises out of or in relation to or in connection with this Agreement, including failure to perform under or breach of, this Agreement or any issue relating to the interpretation or application of this Agreement, the Parties shall use good faith efforts to resolve such dispute within thirty (30) days after a Party notifies the other Party of such dispute, whether through the JDC, JMC or JSC, as applicable, if the dispute is within the responsibilities of such a committee, or otherwise.  If the Parties are unable to resolve such dispute, at the JDC, JMC or JSC level or otherwise, within such thirty (30) day period, either Party may, by written notice to the other Party refer such dispute to the Executive Officers for resolution, and such Executive Officers shall attempt in good faith to resolve such dispute within thirty (30) days after such notice, except for any dispute concerning inventorship arising under Section 10.1(c), which shall not be subject to resolution by the Executive Officers under this Section 14.1 or by binding arbitration under Section 14.2, but shall instead be resolved by independent patent counsel as set forth in Section 10.1(c).

(b)         In addition, any dispute with respect to which MERRIMACK has final decision-making authority pursuant to Section 3.1(e) (each, a “Non-Arbitrable Dispute”), shall not be subject to resolution by binding arbitration under Section 14.2.  Any dispute with respect to which MERRIMACK has final decision-making authority pursuant to Section 3.1(e) if unresolved at the JSC level or by the Executive Officers after escalation to the Executive Officers, shall instead be resolved by MERRIMACK (subject to any limitations on such authority set forth in Section 3.1(e)).

(c)         For purposes of clarity, all disputes arising under or relating to this Agreement (other than disputes concerning inventorship which shall be resolved in accordance with Section 10.1(c)), or the interpretation thereof, shall be referred to the Executive Officers for resolution within the thirty (30) day period set forth in this Section 14.1 above and, if the Executive Officers are unable to resolve such dispute within such thirty (30) day period, such matter shall be resolved by binding arbitration pursuant to Section 14.2 unless such dispute is a Non-Arbitrable Dispute (which shall be resolved in accordance with clause (b) above).

Section 14.2           Arbitration.  If the Executive Officers are unable to resolve a given dispute referred to such Executive Officers pursuant to Section 14.1 within thirty (30) days following such referral of such dispute to such Executive Officers, except for any Non-Arbitrable Disputes, either Party may have the given dispute settled by binding arbitration in the manner described below:

(a)         Arbitration Request.  If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.

(b)         Additional Issues.  Within ten (10) days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

(c)         Arbitration Location; Rules.  Except as expressly provided herein, the sole mechanism for resolution of any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be arbitration by the London Court of International Arbitration (“LCIA”) in London, England, or in such other venue as the Parties agree, under the Arbitration Rules of the LCIA then in effect except as provided herein.

(d)         English Language.  All proceedings shall be held in English and a transcribed record prepared in English.  Documents submitted in the arbitration (the originals of which are not in English) shall be submitted together with a reasonably complete and accurate English translation.

(e)         Selection of Arbitrators.  The Parties shall each choose one arbitrator within thirty (30) days after receipt of notice of the intent to arbitrate and the said two arbitrators shall select by mutual agreement a third arbitrator within thirty (30) days after they have been selected as arbitrators.  If no arbitrator is appointed within the times herein provided or any extension of time that is mutually agreed on, the LCIA shall make such appointment (i.e. shall appoint three arbitrators) within thirty (30) days after such failure.  Additionally, if the two arbitrators selected by the Parties fail to appoint a third arbitrator within the time provided, the LCIA shall appoint the third arbitrator.

(f)          Experience.  If the issues in dispute involve scientific or technical matters, any arbitrators chosen hereunder shall have educational training or experience sufficient to demonstrate a reasonable level of knowledge in the pharmaceutical and biotechnology fields.

(g)         Time Schedule.  Within thirty (30) days after initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures directed at assuring that the arbitration will be concluded and the final award rendered within no more than six (6) months from selection of the three arbitrators.  Failing such agreement, the LCIA will design and the Parties will follow procedures directed at meeting such a time schedule.

(h)         Powers of Arbitrators.  The arbitrators shall be limited in the scope of their authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues; provided that, if the arbitrator renders an award finding either Party in material breach of this Agreement and the dispute was in good faith, the arbitrator shall include in such award an explanation of what specific steps such Party is required to follow in order to cure such material breach after such arbitration award is rendered as provided in Section 13.3(b).  Without limiting the foregoing, the arbitrators:

(i)          shall not have any power or authority to add to, alter, amend or modify the terms of this Agreement but shall specify rules sufficient to allow reasonable discovery by the Parties;

(ii)         shall establish and enforce appropriate rules to ensure that the proceedings, including the decision, be kept confidential and that all Confidential Information of the Parties be kept confidential and be used for no purpose other than the arbitration;

(iii)        shall have the power to enforce specifically this Agreement and the terms and conditions hereof in addition to any other remedies at law or in equity; and

(iv)        shall issue all preliminary awards and the final award writing.

(i)          Injunctive Relief.  Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy such as temporary restraining order, preliminary injunction or other interim equitable relief) from the arbitrators or from any court having jurisdiction over the Parties (and prior to or during any arbitration if necessary to protect the interests of such Party in avoiding irreparable harm or to preserve the status quo pending the arbitration proceeding) and the subject matter of the dispute as necessary to protect either Party’s name, proprietary information, trade secrets, know-how or any other proprietary right or otherwise to avoid irreparable harm.

(j)          Costs; Exclusion from Award.  The award rendered by the arbitrators shall not include costs of arbitration, attorneys’ fees or costs for expert and other witnesses, which shall be the responsibility of each Party (i.e. each Party shall bear its own costs and expenses), except that the Parties shall share equally the fees of the arbitrators.

(k)         Judgment.  Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof pursuant to the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

(l)          Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement.

Article XV
Indemnification

Section 15.1           Indemnification by MERRIMACK.  MERRIMACK shall indemnify, defend and hold harmless PEI and its Affiliates, and its and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

(a)         the negligence, recklessness or wrongful intentional acts or omissions of MERRIMACK or its Affiliates and its or their respective directors, officers, employees and agents, in connection with MERRIMACK’s performance of its obligations or exercise of its rights under this Agreement;

(b)         any breach of any representation, warranty or covenant made by MERRIMACK under this Agreement; or

(c)         the Development activities that are actually conducted by or on behalf of MERRIMACK, the handling and storage by or on behalf of MERRIMACK of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of MERRIMACK, and the manufacture or Commercialization by MERRIMACK, its Affiliates or sublicensees (other than PEI) of the Licensed Compound or the Licensed Product, including any product liability, personal injury, property damage or other damage, in each case resulting from any of the foregoing activities described in this Section 15.1.

Section 15.2           Indemnification by PEI.  PEI shall indemnify, defend and hold harmless MERRIMACK and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:

(a)         the negligence, recklessness or wrongful intentional acts or omissions of PEI or its Affiliates or its or their respective directors, officers, employees and agents, in connection with PEI’s performance of its obligations or exercise of its rights under this Agreement;

(b)         any breach of any representation, warranty or covenant made by PEI under this Agreement; or

(c)         the Development activities that are actually conducted by or on behalf of PEI, the handling and storage by or on behalf of PEI of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of PEI, the manufacture or Commercialization by PEI, its Affiliates or sublicensees of the Licensed Compound or the Licensed Product, including any product liability, personal injury, property damage or other damage, in each case resulting from any of the foregoing activities described in this Section 15.2.

Section 15.3           Procedure.

(a)         A Person entitled to indemnification under this Article XV (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party Claim as provided in this Section 15.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).

(b)         Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.

(c)         If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorney’s fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party.

(d)         The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party in connection with its participation in the defense action.

(e)         The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(f)          The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

Section 15.4           Insurance.  Each Party shall procure and maintain, and cause its Affiliates, licensees and sublicensees conducting activities under the rights granted under this Agreement to procure and maintain, insurance, including product liability insurance that includes clinical trial insurance, adequate to cover its obligations and liabilities hereunder and which are in amounts and coverages that are at least consistent with normal business practices of comparable companies with respect to similar obligations and liabilities, at all times during which the Licensed Compound or the Licensed Product are clinically tested or commercially distributed or sold by or on behalf of such Party or its Affiliates. The costs of such insurance will be borne by the Party obtaining such insurance, except to the extent that such costs qualify as Development Costs.  It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations hereunder. Each Party shall provide the other, upon request, with evidence of such insurance.

Section 15.5           Exclusion of Consequential Damages. NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE XI.  NOTHING IN THIS SECTION 15.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS ARTICLE XV.

Article XVI
Miscellaneous Provisions

Section 16.1           Governing Law.  Except for matters of intellectual property law, which shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question, this Agreement, and any disputes between the Parties relating to the subject matter of this Agreement, shall be construed and the respective rights of the Parties hereto determined according to the substantive laws of the State of New York, excluding (a) any conflicts of laws principles that would lead to the application of the laws of another jurisdiction; (b) the United Nations Conventions on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

Section 16.2           Assignment.  Neither PEI nor MERRIMACK may assign this Agreement in whole or in part without the prior written consent of the other, except:

(a)         Either Party may assign this Agreement or any of its rights or obligations pursuant to this Agreement to an Affiliate of such Party without obtaining the prior written consent of, but with written notice to, the other Party; and

(b)         Either Party may assign this Agreement without the prior written consent of, but with written notice to, the other Party if in connection with the merger, sale or transfer of all or substantially all of the stock, assets or business of such assigning Party to which the subject matter of this Agreement pertains.

The assigning Party shall remain primarily liable for the performance of this Agreement notwithstanding any such assignment of this Agreement.  Any assignment made other than in accordance with the immediately preceding sentence shall be wholly void and invalid, and the assignee in any such assignment shall acquire no rights whatsoever, and the non-assigning Party shall not recognize, nor shall it be required to recognize, such assignment.  This Section 16.2 limits both the right and the power to assign this Agreement and/or rights under this Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

Section 16.3           Entire Agreement; Amendments; Amendment of Letter Agreement.

(a)   This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and, except as provided in Section 16.3(b), supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including the term sheet between Merrimack Parent and PEI dated February 18, 2011.  Any amendment or modification to this Agreement must be made in writing signed by both Parties.

(b)   The Parties agree that the Letter Agreement dated March 24, 2011 between PEI and Merrimack Parent survives but is hereby amended by (i) deleting Paragraph 4 of such Letter Agreement, and (ii) deleting Paragraph 6 of such Letter Agreement and replacing it with the following: “Any dispute arising out of or in connection with this Letter Agreement, including any dispute regarding its validity or termination, shall be resolved by the parties in accordance with Article XIV of the Assignment, Sublicense and Collaboration Agreement dated May 5, 2011 between PharmaEngine and Merrimack’s wholly-owned subsidiary, Merrimack Pharmaceuticals (Bermuda) Ltd., and Merrimack agrees that it will have the rights and be bound by the obligations of Merrimack Pharmaceuticals (Bermuda) Ltd. under such provisions.”  In addition, MERRIMACK acknowledges and agrees that exercise by Merrimack Parent of its right to conduct a Phase II clinical trial instead of a Phase III clinical trial under the last sentence of Paragraph 1 of such Letter Agreement will not fulfill MERRIMACK’s obligations under Section 4.3(a)(ii) of this Agreement.

Section 16.4           Notices.  Any notice required or provided for by the terms of this Agreement shall be in writing and shall be sufficient if (a) delivered personally or (b) sent by registered or certified mail, return receipt requested, or reputable international business courier, in each case properly addressed to a Party as set forth below.  The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Notices to MERRIMACK shall be addressed to:

Merrimack Pharmaceuticals (Bermuda) Ltd.

Attention: Secretary

c/o Appleby Services (Bermuda) Ltd.

Canon’s Court

22 Victoria Street

Hamilton, HM EX

Bermuda

with copies to:

Merrimack Pharmaceuticals, Inc.
One Kendall Square
Suite B7201
Cambridge, MA 02139-1670
USA
Attention:  Chief Executive Officer

and

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
USA
Attention:      David E. Redlick, Esq. and

Steven D. Barrett, Esq.

Fax :  +1 (617) 526-5000

Notices to PEI shall be addressed to:

PharmaEngine, Inc.

16F, 237, Sung-Chiang Road

Taipei, Taiwan 104

Republic of China

Attention: Selena Kuo

Senior Manager of Contracts and IP

Fax :  886-2-2515-7558

with copies to:

PharmaEngine, Inc.

16F, 237, Sung-Chiang Road

Taipei, Taiwan 104

Republic of China

Attention: C. Grace Yeh, Ph.D.

President and Chief Executive Officer

Fax :  886-2-2515-7558

and

Faber Daeufer & Rosenberg PC

Attn: James McGarrah, Esq.

950 Winter Street, Suite 4500

Waltham, MA  02451

USA

Any Party may change its notification address by giving notice to the other Party in the manner herein provided.  For clarity, the additional copy will be addressed for convenience only and the notification shall be deemed to have been validly delivered when addressed to the main addressee.

Section 16.5           Exports.  The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls that are beyond the reasonable control of either Party.  MERRIMACK and PEI agree not to export or re-export, directly or indirectly, the Licensed Compound or the Licensed Product (or any associated products, information, items, articles, computer software, media, technical data, the direct product of such data, samples or equipment received or generated under this Agreement) in violation of any US export laws or other Laws or regulations that may be applicable.  MERRIMACK and PEI agree to obtain similar covenants from their Affiliates, sublicensees and contractors with respect to the subject matter of this Section 16.5.

Section 16.6           Force Majeure.  Either Party shall be excused from the performance of its obligations under this Agreement, and no failure or omission by a Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of such Party, (including the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; labor disputes, epidemic, failure or default of public utilities or common carriers, fire; storm; flood; earthquake; accident; war; rebellion; terrorism; insurrection; riot; and invasion) and such excuse shall be continued so long as the condition constituting force majeure continues; provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the end of the occurrence of one or more of the above-mentioned causes.  The Party claiming such force majeure shall notify the other Party with notice of the force majeure event as soon as practicable, but in no event longer than five (5) Business Days after its occurrence, which notice shall reasonably identify the affected obligations under this Agreement and the extent to which performance thereof will be affected.  In such event, the Parties shall meet or discuss promptly to determine an equitable solution to minimize and if reasonably feasible, overcome, the effects of any such event.

Section 16.7           Performance by Affiliates and Sublicensees.  Either Party may use or permit one or more of its Affiliates or permitted sublicensees to exercise such Party’s rights or perform such Party’s obligations and duties hereunder and may provide such Affiliates or permitted sublicensees with information of the other Party (including Confidential Information of the other Party subject to compliance by such Affiliate or permitted sublicensee with Article XI) for such purposes; provided that the Parties shall remain primarily liable hereunder for the prompt payment and performance of all their respective obligations hereunder.  For purposes of clarity, PEI shall not be considered a sublicensee of MERRIMACK for the purposes of this Section 16.7.

Section 16.8           Independent Contractors.  It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this

Agreement shall be construed as authorization for either PEI or MERRIMACK to act for, bind or commit the other in any way.

Section 16.9           Construction.  Each Party agrees that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted.

Section 16.10         Interpretation.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement.  Except where the context clearly otherwise requires, (a) wherever used, the use of any gender will be applicable to all genders, (b) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (c) any reference to any laws refers to such laws as from time to time enacted, repealed or amended, (d) the words “herein”, “hereof” and hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (e) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (f) the word “day” means a calendar day, the word “month” means a calendar month and the word “year” means a Calendar Year, (g) each accounting term used herein that is not specifically defined herein shall have the meaning given to it under applicable Accounting Standards, to the extent consistent with its usage and the other definitions in this Agreement, (h) except where the context otherwise requires, the word “or” is used in the inclusive sense, and (i) all references to “dollars” or “$” herein shall mean US Dollars.

Section 16.11         Headings.  The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 16.12         English Language.  This Agreement was prepared and is established in the English language, any translation thereof shall be deemed for convenience only and shall never prevail against the original English version. All reports, notices and communications to be exchanged under this Agreement shall be in the English language, provided however that, notwithstanding anything herein to the contrary, neither Party shall be under any obligation to translate into English any document originally established and existing in another language, for the sole purpose of communicating such document to the other Party, it being agreed that such documents will be provided on an as is basis.

Section 16.13         No Implied Waivers; Rights Cumulative.  No failure on the part of PEI or MERRIMACK to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 16.14         Severability.  If, under applicable Law, any provision of this Agreement is held to be invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the objectives contemplated by the Parties when entering into this Agreement and the general balance of the respective interests of the Parties as initially intended under this Agreement.

Section 16.15         Execution in Counterparts.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Assignment, Sublicense and Collaboration Agreement as of the Effective Date.

PHARMAENGINE, INC.		MERRIMACK PHARMACEUTICALS (BERMUDA) LTD.

By:	/s/ C. Grace Yeh	By:	/s/ Edward J. Stewart

Name:	C. Grace Yeh, Ph.D.	Name:	Edward J. Stewart

Title:	President & CEO	Title:	Vice President

EXHIBIT A

LICENSED COMPOUND

License Compound means (a) the nanoliposomal formulation of CPT-11 known as PEP02 or MM-398, and (b) any modification to such nanoliposomal formulation of CPT-11. CPT-11 means irinotecan [**]. The structure formula of irinotecan is:

[**]

1

EXHIBIT B-1

[**] CLINICAL TRIAL

Sponsor: [**]

Title:

[**]

Principal investigator:

[**]

Study site:

•      [**]

Design:

•      [**]

Population:

[**].

Endpoints:

•      [**]

Patient number:

•      [**]

Status:

[**]

2

EXHIBIT B-2

[**] CLINICAL TRIAL

Sponsor: [**]

Title:

[**]

Principal investigator:

[**]

Study site:

[**]

Design:

•      [**]

Population:

[**].

Endpoints:

•      [**]

Patient number:

•      [**].

Status:

•      [**].

1

EXHIBIT B-3

[**] CLINICAL TRIAL

Sponsor: [**]

Title:

[**]

Principal investigator:

[**]

Design:

•                  [**]

Population:

[**].

Endpoints:

•                  [**]

Patient number:

•                  [**]

Status:

•                  [**].

2

EXHIBIT C

SPECIFICATIONS

Specifications for PEP02 Injection [**]

Test Items	Specifications

Appearance	[**]

Identity	[**]

Assay	[**]

Impurities	[**]

Each Individual	[**]

Total	[**]

Drug encapsulation ratio	[**]

pH	[**]

Drug (free base) / phospholipids ratio	[**]

Osmolarity	[**]

Particle size	[**]

Sterility Test	[**]

Bacterial Endotoxin (LAL)	[**]

Volume in container	[**]

1

EXHIBIT D

INITIAL DEVELOPMENT PLAN

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment.  A total of two pages were omitted.

[**]

1

EXHIBIT E

PEI REGULATORY DOCUMENTATION

OUTSIDE OF PEI TERRITORY

	US	Europe	Korea	China

IND Holder	[**]	[**]	[**]	[**]

IND reference No.	[**]	[**]	[**]	[**]

IND Regulations	[**]	[**]	[**]	[**]

Indications	[**]	- [**]	[**]	- [**]

IND transfer procedure	[**]	[**]	[**]	[**]

1

EXHIBIT F-1

MERRIMACK PRESS RELEASE

FOR IMMEDIATE RELEASE

Merrimack Pharmaceuticals Acquires European and Asian Rights to

MM-398, nanoliposomal irinotecan

Reuniting the worldwide rights allows for a broad, global development program for MM-398

CAMBRIDGE, Mass., May XX, 2011 — Merrimack Pharmaceuticals, Inc. and PharmaEngine, Inc. (Taipei, Taiwan) today announced the signing of an agreement under which Merrimack has acquired the rights to develop and commercialize MM-398 (aka PEP02) in Europe and Asia.

MM-398, originally developed by Hermes BioSciences which was acquired by Merrimack in 2009, is a highly stable nanoliposomal formulation of irinotecan. Previously, the development and commercialization rights to MM-398 in Europe and Asia had been licensed to PharmaEngine. Merrimack held the rights to the product in North America and all other territories around the world.  Through this agreement, the worldwide rights to MM-398 have been reunited, with Merrimack now having the right to develop and commercialize MM-398 in all territories of the world with the exception of Taiwan, where PharmaEngine will retain its rights to develop and commercialize MM-398.  Under the terms of the agreement, Merrimack and PharmaEngine will collaborate on the development of MM-398.  PharmaEngine will receive a $10 million upfront payment and is eligible to receive up to an additional $210 million upon achievement of certain development, regulatory and sales milestones as well as tiered royalties on sales of MM-398 in Europe and Asia.

“We believe that unifying the development strategy of MM-398 is critical as we plan to move the program forward into late stage clinical trials in indications like gemcitabine-refractory pancreatic cancer where patients have very limited options,” said Robert Mulroy, President and Chief Executive Officer of Merrimack. “The PharmaEngine team has laid a great foundation for phase 3 development and commercialization by conducting clinical trials across multiple indications and we look forward to working aggressively with them to bring this product to market.”

To date, PharmaEngine has tested MM-398 (under the designation of PEP02) in several human clinical studies including Phase 1 safety studies and a randomized Phase 2 trial in gastric cancer patients. A Phase 2 study in pancreatic cancer patients and a Phase 1 study in colorectal cancer patients are currently ongoing. Final data from the Phase 2 gastric cancer trial and interim data on the Phase 2 pancreatic cancer trial were presented at the 2011 Gastrointestinal Cancers Symposium in January.  MM-398 is also being evaluated in a Phase 1 glioma trial under an investigator-sponsored IND at the University of California, San Francisco.

About Merrimack

Merrimack Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the discovery and development of novel medicines for the treatment of cancer. Merrimack is advancing a pipeline of engineered therapeutics paired with molecular diagnostics. In addition to several pre-clinical and research stage programs, Merrimack has five oncology candidates in clinical development or

1

expected to enter clinical development this year: MM-398 in Phase 2 testing in partnership with PharmaEngine, Inc., MM-121 in Phase 2 testing in partnership with sanofi-aventis, MM-111 in Phase 1/2 testing and MM-302 and MM-151 which are both expected to enter Phase 1 clinical development this year.  MM-398, MM-121, MM-111, MM-302 and MM-151 are investigational drugs and have not been approved by the U.S. Food and Drug Administration or any international regulatory agency. Merrimack uses its proprietary Network Biology discovery platform, developed with the help of leading scientists from MIT and Harvard, to integrate the fields of engineering, biology and computing to enable mechanism-based model driven discovery and development of both therapeutics and diagnostics. Merrimack is a privately-held company based in Cambridge, Massachusetts. For additional information, please visit http://www.merrimackpharma.com.

Contact:                 Kathleen Petrozzelli, Corporate Communications, 617-441-1043, kpetrozzelli@merrimackpharma.com, http://www.merrimackpharma.com

Betsy Stevenson, RaymondStevenson Healthcare, 860-984-1424, betsy@raymondstevenson.com

About PharmaEngine, Inc.

PharmaEngine, Inc. is a biopharmaceutical company established in Taipei, Taiwan in 2003. The company focuses on the development of new drugs to treat cancer and Asian prevalent diseases. For further information on PharmaEngine, Inc., please visit the Company’s website at http://www.pharmaengine.com.

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2

EXHIBIT F-2

PEI PRESS RELEASE

PharmaEngine, Inc. and Merrimack Pharmaceuticals, Inc. Enter into a Licensing and Collaboration Agreement on PEP02 (MM-398), Nanoliposomal Irinotecan

PharmaEngine eligible for US$220 million in upfront and milestone payments plus royalties

Taipei, Taiwan, May XX, 2011 — (PR Newswire) — PharmaEngine, Inc. and Merrimack Pharmaceuticals, Inc. announced today the execution of an agreement under which PharmaEngine grants back to Merrimack the rights to develop, manufacture, and commercialize PEP02 (known under the designation of MM-398 by Merrimack) in Asia and Europe, with the exception of Taiwan.

Under the agreement, PharmaEngine will receive an upfront payment of US$10 million, and is eligible to receive up to an additional US$210 million of milestone payments, as well as tiered royalties on net sales in Asia and Europe.  Merrimack is responsible for all product development costs in the licensed territories, while PharmaEngine retains the exclusive development and commercialization rights in Taiwan, and plays a role in clinical and regulatory activities pursuant to an integrated global development plan.

“We are thrilled to collaborate with Merrimack to advance the development of PEP02 (MM-398).  Drug development is like a relay race; PharmaEngine has developed this drug candidate from preclinical to phase II stages, and we believe that Merrimack is well-positioned to take the baton and accelerate development of this product through global commercialization,” said C. Grace Yeh, Ph.D., President and Chief Executive Officer of PharmaEngine. “Today’s announcement signifies the commitment of both companies to develop an innovative nanoparticle therapy that addresses significant unmet medical needs for cancer patients who are refractory to available treatments.”

About PEP02 (MM-398)

PEP02 is a novel and highly stable nanoliposomal formulation of irinotecan.  PharmaEngine has tested PEP02 in several human clinical studies to date, including four phase I studies and two phase II studies in gastric and pancreatic cancers.  Both phase II studies met their primary endpoints of response rate and 3-month survival.  Data from both studies were recently presented at the 2011 Gastrointestinal Cancers Symposium of the American Society of Clinical Oncology (ASCO) in San Francisco, CA, USA.

PEP02 was originally invented by Hermes BioSciences, Inc.  In 2003, PharmaEngine licensed the exclusive rights to develop and commercialize PEP02 in Asia from Hermes, and subsequently expanded the territory to Europe in 2005.  Hermes retained the rights in North America and all other territories.  Hermes BioSciences, Inc. was acquired by Merrimack in 2009.

About PharmaEngine

PharmaEngine, Inc. is a biopharmaceutical company established in Taipei, Taiwan in 2003. PharmaEngine adopts the business model of “no research, development only” and focuses on the development of new drugs for the treatment of cancer and Asian prevalent diseases.  For further information, please visit the Company’s website at http://www.pharmaengine.com.

Contact: Peter Wu, Senior Manager, Business Development, peter.wu@pharmaengine.com, Tel. No. (+886)-2-2515-8228.

About Merrimack

Merrimack Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the discovery and development of novel medicines for the treatment of cancer.  Merrimack has five oncology candidates in clinical development or expected to enter clinical development this year.  Merrimack is a privately-held company based in Cambridge, MA, USA.  For additional information, please visit Merrimack’s website at http://www.merrimackpharma.com.

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